Exhibit 10.01

DATED 28 MAY 2005

CALPINE UK HOLDINGS LIMITED

CALPINE CORPORATION

QUINTANA CANADA HOLDINGS, LLC

NORMANTRAIL (UK CO 3) LIMITED

INTERNATIONAL POWER PLC

and

MITSUI & CO., LTD

SHARE SALE AND PURCHASE AGREEMENT

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street
Canary Wharf
London
E14 5DS

THIS AGREEMENT (the “Agreement”) is made on 28 May, 2005

BETWEEN:

(1)	CALPINE UK HOLDINGS LIMITED, a company incorporated in England and Wales (Registered No. 4233113), whose registered office is at Saltend, Hedon Road, Hull, Yorkshire HU12 8GA (the “Seller”);

(2)	CALPINE CORPORATION, a corporation organized and existing under the laws of Delaware, whose principal place of business is located at 50 West San Fernando Street, San Jose, California 95113, USA (“Calpine”);

(3)	QUINTANA CANADA HOLDINGS, LLC, a limited liability company organized and existing under the laws of Delaware, whose principal place of business is located at 50 West San Fernando Street, San Jose, California 95113, USA (the “Seller Guarantor”, the Seller, Calpine and the Seller Guarantor collectively are referred to in this Agreement as the “Seller Parties”);

(4)	NORMANTRAIL (UK CO 3) LIMITED, a company incorporated in England and Wales (Registered No. 5234591), with its registered office at Senator House, 85 Queen Victoria Street, London, EC4V 4DP (the “Purchaser”);

(5)	INTERNATIONAL POWER PLC, a company incorporated in England and Wales (Registered No. 2366963), with its registered office at Senator House, 85 Queen Victoria Street, London, EC4V 4DP (“IPR”); and

(6)	MITSUI & CO., LTD., a company incorporated in Japan, with its registered office at 2-1, Ohtemachi 1-chome, Chiyoda ku, Tokyo, Japan (“Mitsui” and, together with IPR, the “Purchaser Guarantors”; the Purchaser and the Purchaser Guarantors collectively are referred to in this Agreement as the “Purchaser Parties”).

WHEREAS

(A)	The Seller has agreed to sell, and the Purchaser has agreed to purchase, the entire issued share capital of each of SCCL and UK OpCo for the Purchase Price.

(B)	IPR is the indirect legal and beneficial owner of 70% of the Purchaser’s issued share capital and Mitsui is the indirect legal and beneficial owner of 30% of the Purchaser’s issued share capital.

(C)	Each of the Purchaser Guarantors will benefit from the execution, delivery and performance of this Agreement and therefore each of the Purchaser Guarantors has agreed to guarantee (on a several basis) the Purchaser’s payment obligations under this Agreement on the terms set out in clause 26. Each of the Purchaser Guarantors intends that this Agreement shall have effect as a deed.

(D)	As the indirect parent of the Seller, the Calpine will indirectly benefit from the execution, delivery and performance of this Agreement and therefore Calpine has agreed to provide certain warranties under this Agreement. Calpine intends that this Agreement shall have effect as a deed.

(E)	As an Affiliate of the Seller, the Seller Guarantor will indirectly benefit from the execution, delivery and performance of this Agreement and therefore the Seller Guarantor has agreed to guarantee on the terms set out in clause 27 the payment by the Seller of amounts in respect of liabilities of the Seller in respect of all Claims under this Agreement other than Claims for breach of Warranty. The Seller Guarantor intends that this Agreement shall have effect as a deed.

WHEREBY IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and the Schedules to it:

“Accounts”	means the draft individual accounts (as that term is used in section 226 of the Act) and cash flow statement) of each of SCCL and UK OpCo for the financial period ended on 31 December 2004, together with the notes thereto in the Agreed Form and set out in Appendix 3 of the Disclosure Letter;

“Accounts Date”	means 31 December 2004;

“Accounting Principles”	means the accounting policies, principles, bases, assumptions and judgements adopted or used in the preparation of the Accounts;

“Accountant’s Report”	means a report to the directors of SCCL (as the same may be from time to time prior to, at or immediately after Completion) which satisfies the requirements of section 156(4) of the Act in connection with the statutory declarations to be given by such directors of SCCL pursuant to paragraph 2 of Part II of Schedule 4, and resolutions to be passed by the board of directors of SCCL pursuant to paragraph 1.7 of Part II of Schedule 4, in each case at Completion;

“Act”	means the Companies Act 1985, as amended;

“Affiliate”	a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, through the ownership of voting securities, by contract, as trustee, executor or otherwise;

“Aggregate Projected NWC”	has the meaning ascribed to such term in clause 4.1;

“Aggregate Unadjusted Purchase Price”	means £489,969,886 (four hundred eighty nine million nine hundred sixty nine thousand eight hundred eighty six pounds), being the sum of the Unadjusted SCCL Purchase Price and the Unadjusted UK OpCo Purchase Price;

“Agreed Form”	means in relation to any document, such document in a form which has been agreed by the Purchaser and the Seller contemporaneously with or prior to the execution of this Agreement and which has, for the purpose of identification only, been initialled by or on behalf of the Purchaser and the Seller;

“Allowance”	has the meaning ascribed to such term in the Greenhouse Gas Emissions Trading Scheme Regulations 2005;

“Audited Accounts”	means the individual accounts (as that term is used in section 226 of the Act) and cash flow statement of each of SCCL and UK OpCo for the financial year ended on 31 December 2004, together with the auditors’ report on those accounts, the directors’ report for that year and the notes thereto;

“Balancing and Settlement Code”	means the document, as modified from time to time, setting out electricity, balancing and settlement arrangements established by NGC pursuant to its transmission licence;

“BP Agreements”	means the agreements set out in Schedule 7, and a “BP Agreement” means any of them;

“BP Approval”	means the written approval of BP International in relation to the sale and transfer of the Shares or in relation to any other aspect of this transaction for which consent is required under the terms of the [*][1] and in respect of any consequential amendments to the BP

[1]	[*] Throughout this document, this symbol indicates that material has been omitted pursuant to a request for confidential treatment. The request for confidential treatment and the omitted material have been filed separately with the Securities and Exchange Commission. Roughly four pages of material have been omitted pursuant to the request for confidential treatment.

Agreements that are necessary to reflect the sale and transfer of the Shares to the Purchaser;

“BP Chemicals”	means BP Chemicals Limited, a company incorporated in England and Wales (Registered No. 00194971), whose registered office is at Chertsey Road, Sunbury On Thames, Middlesex TW16 7BP;

“BP Conditions”	has the meaning ascribed to it in clause 3.3;

“BP Director”	has the meaning ascribed to such term in the Participation Agreement;

“BP Gas”	means BP Gas Marketing Limited, a company incorporated in England and Wales (Registered No. 00908982), whose registered office is at Chertsey Road, Sunbury On Thames, Middlesex TW16 7BP;

“BP Group”	means BP International and any of its Affiliates, and a “member of the BP Group” or “BP Group member” shall mean any and all of BP International and its Affiliates;

“BP International”	means BP International Limited, a company incorporated in England and Wales (Registered No. 542515), whose registered office is at Chertsey Road, Sunbury On Thames, Middlesex TW16 7BP;

“Business”	means the business conducted by SCCL and UK OpCo, or either of them at the date of this Agreement, that includes the management and operation of the Facility and the supply of electricity and steam from the Facility and any business activities incidental to the foregoing;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are generally open for business in London and (other than in clauses 4.1 and 6.1.2) Tokyo;

“Business Information Technology”	means information technology (including, without limitation, hardware, software, filmware, networks and connecting media) and documents relating thereto which are used in the Business, details of which are set out in the Disclosure Letter;

“Calpine Group”	means Calpine, the Seller Guarantor and each of their Affiliates, and a “member of the Calpine Group” or “Calpine Group member” shall mean any of Calpine, the Seller Guarantor or any of their respective Affiliates (in each case including the Sale Group prior to Completion and excluding the Sale Group at and following Completion);

“CCGT”	means the combined cycle gas turbine plant situated on the Property;

“Certificate of Title”	means the certificate of title and plans relating to the Property in the Agreed Form and addressed to the Purchaser and to the agent and security trustee under the Facility Agreement notified by the Purchaser to the Seller prior to Completion;

“CHP LECs”	has the meaning given in section 51B(8) of the Climate Change Levy (General) (Amendment) Regulations 2003 (S.1. 2003/604);

“Claim”	means any claim made by the Purchaser against or to any of the Seller Parties arising out of or in connection with this Agreement or the transactions contemplated hereby or referred to herein howsoever arising or out of or in connection with the Tax Covenant;

“Company Business Intellectual Property”	means all marks and service marks, rights in designs, trade or business names and copyrights (whether or not any of these is registered and including applications for registration or renewal of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world which are used or enjoyed in connection with the Business;

“Company Business Know-how”	means the rights and interest in Know-how owned by a member of the Sale Group or which are used or enjoyed in connection with the Business;

“Competent Authority”	means any legal person having powers and/or authority at law and/or any court of law or tribunal and includes any government, governmental, supranational or trade agency, department, authority, court, regulatory body, the Environment Agency, the Tax Authority and any local authority;

“Completion”	means the completion of the sale and purchase of the Shares in accordance with clause 6;

“Completion Amount”	has the meaning ascribed to such term in clause 4.2;

“Completion Balance Sheet”	means, in relation to SCCL or UK OpCo, the balance sheet for such company immediately prior to Completion (in each case containing the same line items as shown in the Accounts for such company) prepared in accordance with the Accounting Principles from which the Net Working Capital for such company immediately prior Completion is to be calculated;

“Completion Date”	means the date on which Completion occurs;

“Completion Documents”	means the documents to be executed by the Seller, the Purchaser, the Purchaser Guarantors and/or Calpine or the Seller Guarantor (as the case may be) and delivered by the appropriate party at Completion in accordance with clause 6 and Schedule 4;

“Conditions Precedent”	means the conditions precedent set out in clause 3.1;

“Confidential Information”	means all information which is used in or otherwise relates to the business, customers or financial or other affairs of SCCL or UK OpCo prior to Completion including information relating to:

(a) the marketing of electricity and/or gas including customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising or other promotional materials; or

(b) future projections, business development or planning, commercial relationships and negotiations,

but does not include:

(i) information which is made public by or with the written consent of the Purchaser;

(ii) information which enters the public domain other than by a breach of this Agreement; or

(iii) information which is, or is derived from information that is in the public domain prior to the date of this Agreement;

“Data Room”	means those documents referred to in the list set out in Schedule 6;

“Deed of Adherence”	means the deed of adherence in the Agreed Form relating to the Participation Agreement to be entered into by the Purchaser and one or more Affiliates of the Purchaser that are acceptable to BP International as Shareholder Parents (as such term is defined in the Participation Agreement);

“Disclosure Letter”	means the letter dated the date of this Agreement from the Seller to the Purchaser in the Agreed Form and delivered to the Purchaser’s Solicitors immediately prior to the execution of this Agreement;

“Draft Completion Balance Sheets”	has the meaning ascribed to such term in clause 7;

“Electricity Trading Agreements”	means any and all electricity sales contracts, electricity capacity reservation contracts, contracts for differences, hedging agreements, options and other similar agreements, in each case relating to the electrical output or capacity of the Facility;

“Emergency”	means in relation to any environmental matter, any situation in which significant harm is being caused to the Environment or is likely to be caused to the Environment and in respect of which immediate action would be likely to be required in order to deal with the causes of such harm;

“Employee”	means the people employed by UK OpCo in the Business, all or any of them;

“Encumbrance”	means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, option, assignment, security interest or other encumbrance of any kind exercisable by a third party securing or any right conferring a priority of payment in respect of any obligation of any person;

“Environment”	means living organisms including the ecological systems of which they form part and all or any part of the following media (alone or in combination): air (including without limitation the air within the buildings and the air within other natural or man made structures whether above or below ground); water (including without limitation sea, water under or within land or in drains or sewers and coastal and inland waters), and land (including without limitation land under water);

“Environment Agency”	means the body corporate established under the Environment Act 1995 and its successors from time to time;

“Environmental Approval”	means any licence, authorisation, consent, permit or any other approval (and any variation or modification thereto) required under or pursuant to Environmental Laws;

“Environmental Indemnity Claim”	has the same meaning as Environmental Claim in Schedule 8;

“Environmental Laws”	means any and all of the following to the extent that they have the force of law and are enforceable in England:

(a) supranational, national, European Union, federal, state or local statutes, directives or other laws or legislation, secondary or subordinate legislation;

(b) rules, regulations, orders, ordinances, notices, decrees, guidelines, guidance notes, codes of practice, circulars and the like made or issued under (a) above; and

(c) common laws and equity,

which have as a purpose or effect the protection of the Environment from pollution and/or contamination and/or which include or provide for remedies or compensation for pollution and/or contamination of the Environment and/or which regulate, restrict or prohibit the release, discharge, emission, keeping, treating, handling, storage, transfer, deposit or disposal of Hazardous Substances but shall exclude any such laws to the extent that they relate to town and country planning, occupational health and safety or consumer protection;

“EPC Contract”	means the Amended and Restated Turnkey Construction Agreement dated 26 May 2000 between SCCL, [*]

“Escrow Account”	means a separately designated interest bearing account opened by the Escrow Agent pursuant to the Escrow Agreement;

“Escrow Agent”	means the person appointed to act as such pursuant to the Escrow Agreement;

“Escrow Agreement”	means an agreement in the Agreed Form (save for any amendments required by the Escrow Agent and agreed to by each of the Seller and the Purchaser, such agreement not to be unreasonably withheld or delayed) pursuant to which, inter alia, the operation of the Escrow Account is regulated;

“Estimated SCCL Intergroup Debt”	has the meaning ascribed to such term in clause 4.1;

“Facility”	means the gas-fired cogeneration facility with an electrical generating capacity of 1200MW (nominal) including the CCGT situated on the Property and shall include any part thereof;

“Facility Agreement”	means the proposed [*] secured term facility agreement between SCCL and certain banks and other financial institutions for the provision of funds for, inter alia, the purpose of making the payments referred to in paragraph 3.2 of Part II of Schedule 4 in the form notified to SCCL prior to Completion;

“Financial Assistance Procedure”	means the procedure permitting the giving of financial assistance within the meaning of section 151 of the Act for the acquisition of the Shares as set out in sections 155 to 158 (inclusive) of the Act;

“Fundamental Claim”	means a Claim for or in respect of or in relation to the Warranties contained in paragraphs 1, 2 and 3 (excluding sub-paragraphs 3.5 to 3.7 inclusive) of Schedule 2 or in relation to the warranties given by Calpine and the Seller Guarantor in clause 8.6 (other than clause 8.6.5);

“Gas Line”	means the gas pipeline servicing the Property;

“Gas Supply Agreement”	means the gas supply agreement between SCCL [*] dated 14 December 1997, as amended;

“Gas Support Agreement”	means the amended and restated gas support agreement between SCCL and [*] dated 18 July 1997;

“Greenhouse Gas Emissions Permit”	has the meaning ascribed to such term in the Greenhouse Gas Emissions Trading Scheme Regulations 2005;

“Group”	means the Purchaser’s Group or the Calpine Group (as the case may be);

“GTMAs”	means the three grid trade master agreements between SCCL and:

[*] dated 26 September 2003;

[*] dated 13 March 2001; and

[*] dated 15 April 2002;

“Hazardous Substance”	means any substance capable (whether alone or in combination with any other) of causing pollution or contamination of the Environment and shall include any waste;

“H&S Laws”	means any and all of the following to the extent that they have the force of law and are enforceable in England:

(a) supranational, national, European Union, federal, state or local statutes, directives or other laws or legislation, secondary or subordinate legislation;

(b) rules, regulations, orders, ordinances, notices decrees, guidelines, guidance notes, codes of practice, circulars and the like made or issued under paragraph (a); and

(c) common law and equity, which relate to occupational health and safety;

“ICTA 1988”	means the Income and Corporation Taxes Act 1988;

“Incipient Claim”	has the meaning ascribed to such term in clause 8.10.1(c);

“Intellectual Property”	means any and/or all of the Business Information Technology, Company Business Intellectual Property, and Company Business Know-how;

“Know-how”	means confidential and proprietary industrial and commercial information and techniques in any form (including, without limitation, paper, electronically stored data, magnetic media, film and microfilm), including (without limiting the foregoing) drawings, formulae, recipes, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, operating procedures, market forecasts, specifications, quotations, tables, lists and particulars of customers and suppliers, marketing methods and advertising copy;

“Lease”	means the lease dated 23 September 2003 in respect of the Property between [*] and SCCL;

“Liabilities”	means any and all liabilities, duties and obligations of every description, including without limitation interest whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly and as principal or surety in each case which arise from or in relation to or are otherwise attributable to the Business and/or any member of the Sale Group;

“LIBOR”	means the London Interbank Offered Rate for six (6) months pounds quoted in the Financial Times in respect of any day or, if such day is not a business day in England, in respect of the immediately preceding Business Day or, if the Financial Times is no longer published or no longer quotes LIBOR, as announced or quoted by Barclays Bank Plc (or its successor for the time being);

“Long Stop Date”	means 7 August 2005, or such later date as may be agreed by the Seller and the Purchaser;

“Losses”	means all losses, liabilities, damages, costs, expenses or other liabilities (including all interest, penalties, legal and other professional fees, costs and expenses), charges, expenses, suits, actions, payments, proceedings, claims, enforcement processes and demands;

“Luxco”	means Calpine Energy Finance Luxembourg S.á.r.l.;

“Luxco Loan”	means the loan of an outstanding principal amount of US$360,000,000 (three-hundred and sixty million US dollars) plus accrued and unpaid interest, fees and expenses thereon under the terms of the Luxco Loan Agreement;

“Luxco Loan Agreement”	means the loan agreement dated 26 October 2004 among SCCL as borrower, Luxco and others;

“Material Adverse Effect”	means any material adverse effect after the date hereof on the business, assets, financial or trading condition or results of operations of the Sale Group taken as a whole, excluding, for this purpose, the effect of: (i) any change in financial markets; (ii) any change in commodity markets short of total market collapse (including without limitation forecasted and futures prices) (including the gas and electricity markets in the United Kingdom or the price of Allowances, CHP LECS, carbon credits, oil and petroleum products); (iii) any change in the cost or availability in the transmission of electricity or the transportation of fuel; and (iv) a change in any statute, rule, regulation or policy of a Competent Authority causing or resulting from a change in regulations of the energy market in the United Kingdom, including without limitation a change in the laws, rules and regulations, whether national or supranational, applicable to the allocation of carbon credits, which all cases, if such effect is capable of remedy, has not been remedied within 30 days of the occurrence of the event giving rise to such effect or, if later, the Long Stop Date;

“Material Contract”	means the BP Agreements, the Electricity Trading Agreements, the GTMAs and any other arrangement, understanding, commitment, agreement or contract (i) involving consideration, expenditure or liabilities or calling for payments by any party thereto in excess of £500,000 (five hundred thousand pounds) in any one (1) year or (ii) in relation to the sale or purchase of or the grant of any option or similar arrangement over any asset under which the amount payable or the value of the asset to which such arrangement, understanding, commitment, agreement or exceeds £500,000 (five hundred thousand pounds);

“Mitsubishi”	means Mitsubishi Corporation, and all its Affiliates, and Mitsubishi Heavy Industries and its Affiliates;

“Net Working Capital”	means, in relation to a Sale Group member, the aggregate of the following line items from the Completion Balance Sheet (subject to any specific exclusions noted below, which exclusions shall be calculated in accordance with the Accounting Principles) prepared in relation to such Sale Group member:

(a) trade debtors (excluding any amounts receivable under any policy of insurance), stock, cash in bank and in hand (excluding the Settlement Works Fund and amounts payable under the Settlement Agreement) excluding, in each case, all amounts representing an Allowance, any deferred income, any prepayments and any amounts contributed by the Purchaser in furtherance of the undertaking in clause 10.3; and

(b) less the sum of creditors falling due within one year (excluding any amount which comprises SCCL Intergroup Debt in relation to such Sale

Group member and deferred income), creditors falling due after more than one year and provisions for liabilities and charges,

PROVIDED THAT: if the sum of Net Working Capital of SCCL and the Net Working Capital of UK OpCo exceeds [*] then SCCL’s Net Working Capital shall be reduced by an amount equal to the excess (so that the aggregate Net Working Capital of the Sale Group does not exceed [*]

“New Warranties”	means those Warranties set out in paragraphs 4.3, 4.4, 4.5, 5.3, 7.1, 8.1.1, 8.1.2, 8.1.3, 8.1.4, 9.1, 10.2(ii), 12.4, 12.5, 12.6, 12.7, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.13, 15.3, 15.5, 15.11, 15.12, 15.14, 15.17, 16.3, 16.4, 16.5, 16.6, 17.3 and 19 (Health and Safety), 20 (Climate Change) and 21 (Facility/Project Specific Warranties) of Schedule 2;

“NGC”	means National Grid Company plc, a company incorporated under the laws of England and Wales (Registered No. 2366977) or any successor thereto in its role under the agreements regulating the transmission of electricity in England and Wales;

“NWC Completion Statement”	has the meaning ascribed to such term in clause 4.1;

“O&M Guarantee”	means a guarantee to be provided by a member of the Purchaser’s Group pursuant to the [*] in a form acceptable to [*]

“Participation Agreement”	means an agreement dated 18 July 1997 between [*] , certain other parties specified therein, and SCCL, as amended;

“payment account details”	means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, sort code, account location and other details specified by the payee and necessary to effect payment to the payee in accordance with this Agreement;

“Permitted Encumbrances”	means the right of first refusal or any similar right granted in favour of BP International under the Participation Agreement or any other right granted in favour of any member of the BP Group under a BP

Agreement and any lien arising by operation of law;

“Preferred”	has the meaning ascribed to such term in the Luxco Loan Agreement;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement;

“Promissory Note”	has the meaning ascribed to such term in paragraph 2.14 of Part I of Schedule 4;

“Project”	means the design, development, construction, financing, commissioning, operation and maintenance of the Facility and all related and ancillary works on the Property and shall include any part thereof;

“Property”	means the combined cycle gas turbine plant site (formerly part of the Fleet site) at Saltend, Kingston upon Hull and which is registered in the name of SCCL at HM Land Registry under title number YEA30817 and shall include any part thereof and any building, structure and erection in, on, at or under it;

“Purchase Price”	means the purchase price payable in respect of the Shares as determined in accordance with clause 2.3;

“Purchaser’s Auditors”	means KPMG or such other firm of internationally recognised accountants nominated by the Purchaser;

“Purchaser’s Group”	means the Purchaser and its Affiliates and “member of the Purchaser’s Group” shall mean any and all of the Purchaser and its Affiliates and for the avoidance of doubt, from and after Completion shall include each member of the Sale Group;

“Purchaser’s Solicitors”	means Clifford Chance LLP of 10 Upper Bank Street, London E14 5JJ;

“Relevant Period”	means the period beginning on 24 August 2001 and, subject to clause 8.2, ending on the date of this Agreement;

“Relief”	has the same meaning ascribed to it in the Tax Covenant;

“Remedial Action”	means any works, steps, operations or measures to prevent, minimise, treat, remedy or contain the effect or potential effect of any Hazardous Substances on the Environment; and/or any works, steps, operations or measures to restore the Environment to its former state in each case to the extent required pursuant to any law, statute or regulation in force at the date of this Agreement;

“Reply Notice”	has the meaning ascribed to such term in clause 8.10.2;

“Reporting Accountants”	means the Seller’s Auditors;

“Response Notice”	has the meaning ascribed to such term in clause 8.10.1;

“Sale Group”	means UK OpCo and SCCL, and a “member of the Sale Group” or “Sale Group member” means either of them;

“SCCL”	means Saltend Cogeneration Company Limited, details of which are set out in Part B of Schedule 1;

“SCCL Intergroup Debt”	means the aggregate of the amount owing under the Luxco Loan, the Promissory Note and all other all amounts of indebtedness owed by SCCL to the Calpine Group or any Calpine Group member, in each case immediately prior to Completion, including any accrued and unpaid interest, fees and expenses thereon expressed in pounds. If any amount comprising an SCCL Intergroup Debt is denominated in a currency other than pounds, that amount shall be converted to pounds at the closing mid point pound spot rate applicable to that non-sterling currency on the Business Day immediately prior to the Completion Date as shown in the Financial Times (London edition), or if the Financial Times (London edition) is not published on that date, the closing mid-point pound spot rate applicable to that non-sterling currency quoted by Barclays Bank plc;

“Seller Guarantor Officer’s	means the Officer’s Certificate delivered by or on

Certificate”	behalf of the Seller Guarantor on the date of this Agreement;

“Seller’s Auditors”	means PricewaterhouseCoopers LLP;

“Seller’s Solicitors”	means Skadden, Arps, Slate, Meagher & Flom (UK) LLP located at 40 Bank Street, Canary Wharf, London E14 5DS;

“Settlement Agreement”	means the agreement between SCCL and [*] dated 21 October 2004;

“Settlement Works Fund”	means the amount standing to the credit of the JSS Account (as that term is defined in the Supplemental Agreement) from time to time;

“Shares”	means the entire issued share capital of each of UK OpCo and SCCL, as described in Parts A and B, respectively, of Schedule 1;

“Share Purchase Documents”	means this Agreement, the Tax Covenant, the Disclosure Letter, the Completion Documents and any other documents referred to in this Agreement to be entered into in connection with the consummation of the transactions contemplated hereby;

“Site Interface Agreement”	means the site interface agreement made between SCCL and [*] dated 18 July 1997, as amended;

“SPA”	means the steam purchase agreement between SCCL and [*] , as amended;

“Supplemental Agreement”	means the supplemental agreement between [*] and SCCL dated 21 October 2004;

“Supplemental Letter”	means the supplemental letter agreement in the Agreed Form;

“Tax” or "Taxation”	has the meaning ascribed to it in the Tax Covenant;

“Tax Authority”	has the meaning ascribed to it in the Tax Covenant;

“Tax Claim”	means a Tax Warranty Claim or a Claim under the Tax Covenant;

“Tax Covenant”	means the Tax Covenant by the Seller (and the Guarantor) in favour of the Purchaser in the Agreed Form to be executed by the Purchaser and the Seller and delivered at Completion;

“Tax Liability”	has the meaning ascribed to it in the Tax Covenant;

“Tax Warranties”	means the Warranties set out in paragraph 15 of Schedule 2;

“Tax Warranty Claim”	means a Claim under a Tax Warranty;

“TCGA 1992”	means the Taxation of Chargeable Gains Act 1992;

“Trade Marks”	means any trade marks, service marks, trade names or internet domain names, in each case whether registered or unregistered, and including any applications for the grant or renewal of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world owned or used by the Seller or any member of the Calpine Group;

“UK OpCo”	means Calpine UK Operations Limited, details of which are set out in Part A of Schedule 1;

“Unadjusted SCCL Purchase Price ”	means [*]

“Unadjusted UK OpCo Purchase Price”	means [*]

“Unit”	means a module of the CCGT, including a gas turbine, steam turbine, electric generator, heat recovery steam generator and all directly related auxiliaries;

“VAT”	means Value Added Tax for the purposes of VATA;

“VATA”	means the Value Added Tax Act 1994;

“Warranties”	means the warranties set out in clause 8.6 and Schedule 2 and “Warranty” shall be construed accordingly;

“Warranted Replies”	means the replies given by or on behalf of the Seller in response due diligence questions raised by the Purchaser numbered D44, D124, D129, D133, D134, D148, D149, D181, D167, D238, D269, D274, D279, D286, D287, D290, D299, D300 and D334 in Appendix 1 of the Disclosure Letter;

“Waste”	means waste as defined in Environmental Laws including any substance, material, effluent or article constituting controlled waste, directive waste, special waste, hazardous waste, or refuse in each case as defined therein; and

“Working Hours”	means 9.30 a.m. to 5.00 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

1.2.1	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules, and the Recitals are to clauses, sub-clauses, paragraphs, sub-paragraphs and the Recitals of, and the Schedules to this Agreement;

1.2.2	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of the Seller under this Agreement;

1.2.3	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

1.2.4	the Schedules and any attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

1.2.5	references to this Agreement, or to any other document, or to any specified provision of this Agreement, or any other document, are to this Agreement, that document or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

1.2.6	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.7	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality), its successors and assigns;

1.2.8	words importing the singular include the plural and vice versa, words importing a gender include every gender;

1.2.9	references to a “party” or “parties” means a party or the parties to this Agreement;

1.2.10	references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

1.2.11	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.12	references to “pounds” or to “£” shall be construed as references to the lawful currency for the time being of England and Wales;

1.2.13	references to times of the day are to London time;

1.2.14	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

1.2.15	where any statement is qualified by the statement “so far as the Seller is aware” or “to the Seller’s knowledge” or any similar expression or otherwise refers to the knowledge or awareness of the Seller, that statement shall be deemed to be made only on the basis of the actual knowledge of any of Zamir Rauf, Tayeb Tahir, Richard Hinks, Neil Cranswick and Vanessa Bustall having made reasonable enquiry; and

1.2.16	where any statement is qualified by the expression “the Purchaser’s actual knowledge” or “so far as the Purchaser is aware” or any similar expression or otherwise that refers to the knowledge or awareness of the Purchaser, that statement shall be deemed to be made only on the basis of the actual knowledge of any of Sean Neely, Christopher Trower, Paul Evans, Mark Craddock, Ken Oakley, Takashi Umezu, Owen Bannister and Grant Gillon, each of whom shall be deemed to be aware of the content of any written report in relation to the Sale Group provided by any Purchaser Party’s professional advisers and consultants (including legal, financial, environmental and accounting advisers and consultants) specifically in connection with the Purchaser’s due diligence investigation of and into SCCL, UK OpCo, the Business, and the transactions the subject of the Share Purchase Documents but for this purpose such reports will not include (irrespective of any term of such report) any documents referred to therein save to the extent (i) the document is attached to such report; or (ii) the content of such document is repeated verbatim in such report, but without imputing to any such person the knowledge of any other person).

1.3	Where any indemnity contained in this Agreement is expressed to be on an after-tax basis, then in calculating the liability of the indemnifying party, there shall be taken into account having regard to the time value of money:

1.3.1	the amount by which any liability to Taxation of the party to be indemnified (or any member of the Group of which that party is a member) is actually reduced or extinguished as a result of the matter giving rise to the indemnity claim; and

1.3.2	the amount by which any liability to Taxation of the party to be indemnified (or any member of the Group of which that party is a member) is actually increased as a result of the payment by the indemnifying party in respect of the matter giving rise to the indemnity claim.

2.	SALE AND PURCHASE

2.1	At Completion the Seller shall sell and the Purchaser shall purchase the Shares and each right attaching to the Shares at or after the date of this Agreement, including without limitation the right to receive all dividends, distributions or any return of capital paid or made on or after the date of this Agreement, with full title guarantee and free from Encumbrances.

2.2	Title to, beneficial ownership of, and any risk attaching to the Shares shall pass on Completion. Following Completion, the Purchaser shall be entitled to exercise all rights attached or accruing to the Shares.

2.3	The Purchase Price shall be the sum of the purchase price attributable to the SCCL shares to be acquired pursuant to this Agreement as determined in accordance with clause 2.3.1 and the purchase price attributable to the UK OpCo shares to be acquired pursuant to this Agreement as determined in accordance with clause 2.3.2.

2.3.1	That part of the Purchase Price attributable to the SCCL shares to be acquired pursuant to this Agreement is equal to the Unadjusted SCCL Purchase Price less an amount equal to the SCCL Intergroup Debt:

(a)	plus the amount by which SCCL’s Net Working Capital exceeds zero; or

(b)	less the amount by which SCCL’s Net Working Capital is less than zero.

2.3.2	That part of the Purchase Price attributable to the UK OpCo shares to be acquired pursuant to this Agreement is equal to the Unadjusted UK OpCo Purchase Price less any indebtedness owed by UK OpCo to the Calpine Group or any Calpine Group member, excluding in each case SCCL, at or immediately prior to Completion, including any interest which has accrued thereon and:

(a)	plus the amount by which UK OpCo’s Net Working Capital exceeds zero; or

(b)	less the amount by which UK OpCo’s Net Working Capital is less than zero.

The provisions of clause 7 shall apply in respect of the preparation of the Completion Balance Sheets and the agreement or determination of the Purchase Price.

2.4	The Seller waives all rights of pre-emption and other restrictions on transfer over the Shares conferred on it.

3.	CONDITIONS PRECEDENT

3.1	Completion is conditional upon the satisfaction (or waiver in accordance with clause 3.8) of the following conditions precedent on or before the Long Stop Date:

3.1.1	the BP Approval having been received in a form satisfactory to the Seller and the Purchaser;

3.1.2	BP International confirming in a form satisfactory to the Seller and the Purchaser that BP International will not exercise its right of first refusal under and in accordance with the terms of the Participation Agreement, or expiry of the term during which BP International may exercise its right of first refusal without BP International having exercised any such right in accordance with the terms of the Participation Agreement, whichever is the earlier to occur or, if BP International exercises its right to make a lump sum cash offer under clause 4.2.3 of the Participation Agreement, the Seller having determined that such offer is not of equivalent value to that comprising the sale of the Shares pursuant to this Agreement and the transactions contemplated hereby;

3.1.3	the European Commission issuing a decision under Article 6(1)(b) of Council Regulation (EC) 139/2004 (the “Regulation”), or being deemed to have done so under Article 10(6) of the Regulation, declaring the acquisition of the Shares by the Purchaser pursuant to this Agreement (the “Transaction”) compatible with the Common Market without attaching to its decision any conditions or obligations and in the event that a request under Article 9(2) of the Regulation has been made by a Member State, the European Commission indicating that it has decided not to refer the Transaction (or any part thereof) or any matter arising therefrom to a competent authority of a Member State in accordance with Article 9(1) of the Regulation (the “Anti-Trust Condition”);

3.1.4	the banks and financial institutions which are to be party to the Facility Agreement and the relevant members of the BP Group having agreed upon a form of direct agreement which is to become effective upon Completion on terms reasonably satisfactory to the Purchaser;

3.1.5	the Reporting Accountants confirming in writing in a form satisfactory to the Seller and the Purchaser that they are not aware of any fact matter or circumstance as at the date of such confirmation that would prevent them from issuing the Accountants Report at Completion, such confirmation to be accompanied by a draft of the Accountants Report;

3.1.6	the Seller being satisfied in its sole and absolute discretion that the BP Director is likely to execute the statutory declaration and to vote in favour of the resolution(s) each referred to in paragraph 1 of Part II of Schedule 4; and

3.1.7	the Seller having provided the Purchaser with the Audited Accounts.

3.2	The Seller shall promptly give notice to the Purchaser of the satisfaction of the Condition Precedent set out in clause 3.1.6.

3.3	The Seller hereby undertakes to use reasonable efforts to ensure satisfaction of the Condition Precedents in clauses 3.1.1, 3.1.2, 3.1.5 and 3.1.7 on or before the Long Stop Date. The Seller undertakes to keep the Purchaser informed as to progress towards satisfaction of the Conditions Precedent in clauses 3.1.1 and 3.1.2 (the “BP Conditions”) and undertakes to:

3.3.1	disclose in writing to the Purchaser immediately upon becoming aware of anything which may prevent one or both of the BP Conditions from being satisfied;

3.3.2	notify the Purchaser and (subject to law and any confidentiality obligations binding upon the Seller) provide copies of any communications from or on behalf of any BP Group member in relation to the satisfaction of the BP Conditions or either of them;

3.3.3	provide the Purchaser (or advisers nominated by the Purchaser) with draft copies of all submissions to and communications with any BP Group member in relation to the satisfaction of the BP Conditions or either of them. Provided that it is reasonably practicable for it to do so, the Seller shall provide such copies at such time as will allow the Purchaser a reasonable opportunity to provide comments on such submissions or communications before they are submitted or sent and provide the Purchaser (or such nominated advisers) with copies of all such submissions or communications in the form submitted or sent;

3.3.4	where requested by the Purchaser and where agreed to by the relevant BP Group member, allow persons nominated by the Purchaser to attend all meetings in relation to satisfaction of the BP Conditions or either of them with any BP Group member and, where applicable, to make oral submissions at such meetings; and

3.3.5	notify the Purchaser within 2 Business Days of a BP Condition being satisfied.

3.3A	Without prejudice to its obligations under Schedule 5, other than an arrangement, understanding, commitment, agreement or contract:

3.3A.1	between SCCL and any BP Group member entered into in the ordinary course of the Business on arm’s length terms;

3.3A.2	with any BP Group member to which neither Sale Group member is a party and which imposes no obligation or liability (contingent or otherwise) upon either of them; or

3.3A.3	required under or contemplated by the Participation Agreement,

the Seller shall not enter into (and shall procure that neither Sale Group member enters into) any arrangement, understanding, commitment, agreement or contract with any BP Group member and shall not (and shall procure that neither Sale Group member shall) agree to any amendment to any of the BP Agreements, in each case without the prior written consent of the Purchaser.

3.4	The Purchaser hereby undertakes to use reasonable efforts to ensure the satisfaction of the Anti-Trust Condition and the Conditions Precedent set out in clauses 3.1.4 and 3.1.5 (the “Purchaser Conditions”) on or before the Long Stop Date. The Purchaser Conditions are given in favour of the Purchaser and, at any time before the Long Stop Date the Purchaser may, by notice in writing to the Seller, waive a Purchaser Condition on any terms the Purchaser may decide. The Purchaser undertakes to keep the Seller informed as to progress towards satisfaction of the Anti-Trust Condition and the Purchaser Conditions and undertakes to:

3.4.1	disclose in writing to the Seller immediately upon becoming aware of anything which may prevent the Anti-Trust Condition or the Purchaser Condition from being satisfied;

3.4.2	notify the Seller and (subject to law and any confidentiality obligations binding upon the Purchaser) provide copies of any communications from any governmental or regulatory body in relation to satisfaction of the Anti-Trust Condition or from BP in relation to the satisfaction of the Purchaser Conditions where such communications have not been independently or simultaneously supplied to the Seller;

3.4.3	provide the Seller (or advisers nominated by the Seller) with draft copies of all submissions and communications to governmental or regulatory bodies in relation to satisfaction of the Anti-Trust Condition or any submissions or communications to any BP Group member in relation to the satisfaction of the Purchaser Condition or either of them. The Purchaser shall provide such copies at such time as will allow the Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent and provide the Seller (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent; provided, however that if the Seller does not provide its comments within the time frame required for the making of such communications or submissions, the Purchaser may nonetheless make such communications or submissions;

3.4.4	where requested by the Seller and where permitted by the governmental or regulatory body, allow persons nominated by the Seller to attend all meetings in relation to satisfaction of the Anti-Trust Condition (if any) with such governmental or regulatory bodies and, where appropriate, to make oral submissions at such meetings;

3.4.5	where requested by the Seller and where agreed to by the relevant BP Group member, allow persons nominated by the Seller to attend all meetings in relation to the satisfaction of the Purchaser Condition with any BP Group member and, where applicable, to make oral submissions at such meetings; and

3.4.6	notify the Seller within 2 Business Days of such condition being satisfied.

3.5	Each of the Seller and the Purchaser agrees that it shall, upon a request from the other, promptly co-operate with and provide all necessary information reasonably required by the other party or by BP International or by any Competent Authority in respect of all requests and enquiries in connection with this Agreement and the arrangements relating thereto (including, without limitation, in relation to the satisfaction of any or all of the Conditions Precedent) from BP International and/or any such Competent Authority.

3.6	The Purchaser may terminate this Agreement by notice in writing to the Seller if, at any time after the date of this Agreement and prior to Completion:

3.6.1	any event occurs which has a Material Adverse Effect; or

3.6.2	the Purchaser becomes aware of any fact or circumstance which would entitle it to make a Claim against a Warrantor for a breach of a Warranty given pursuant to clause 8.1 or which would, were Completion to occur, entitle it to make a Claim against a Warrantor pursuant to clause 8.2, where such breach gives or would give rise to a Material Adverse Effect, determined for this purpose only on the basis of the difference between (1) the business, assets, financial or trading condition or results of operations of the Sale Group taken as a whole as they would have been had the relevant Warranty been true and correct and (2) the actual position of the Sale Group in these same respects (for the avoidance of doubt having regard to the fact or circumstance which entitles or which would entitle the Purchaser to make a Claim against a Warrantor for a breach of clause 8.1 or clause 8.2 (as the case may be)).

3.7	The Seller shall promptly notify the Purchaser (providing reasonable details of such fact or circumstance (but without any obligation to provide quantum)) if it becomes aware of a fact or circumstance which would or might reasonably entitle the Purchaser to terminate this Agreement under clause 3.6.

3.8	Each of the Conditions Precedent in clauses 3.1.4 and 3.1.7 may be waived only by the Purchaser giving notice to the Seller in writing. The Condition Precedent set out in clause 3.1.6 may be waived only by the Seller giving notice to the Purchaser in writing. Each of the Conditions Precedent set out in clauses 3.1.1 through 3.1.3 (inclusive) and 3.1.5 may be waived only by the Purchaser and the Seller each giving notice to the other in writing.

4.	CONSIDERATION

4.1	On or before the fifth (5th) Business Day prior to the date scheduled for Completion in accordance with clause 6.1, the Seller shall prepare and deliver to the Purchaser a statement (the “NWC Completion Statement”) setting out the projected Net Working Capital for each of SCCL and UK OpCo as at Completion (the sum of such amounts the “Aggregate Projected NWC”) and specifying the Seller’s estimate of the value of the SCCL Intergroup Debt at Completion expressed in pounds (the “Estimated SCCL Intergroup Debt”) and the relevant member(s) of the Calpine Group to which such amounts are due. For the purposes of determining the Estimated SCCL Intergroup Debt, if any amount comprising an SCCL Intergroup Debt is denominated in a currency other than pounds, that amount shall be converted to pounds at the closing mid-point pound spot rate applicable to that non-sterling currency on the date on which the NWC Completion Statement is prepared and delivered in accordance with this clause 4.1 as shown in the Financial Times (London edition), or if the Financial Times (London edition) is not published on that date, the closing mid-point pound spot rate applicable to that non-sterling currency quoted by Barclays Bank plc. The NWC Completion Statement shall be determined and prepared by the Seller in good faith.

4.2	At Completion and subject to clause 6, the Purchaser shall pay the Seller (on account of the Purchase Price) the Aggregate Unadjusted Purchase Price less the Estimated SCCL Intergroup Debt and:

4.2.1	if the Aggregate Projected NWC is a positive amount in excess of zero, plus the lesser of (i) such excess and (ii) [*] ; or

4.2.2	if the Aggregate Projected NWC is less than zero, less the amount (expressed as a positive number) equal to the deficit.

The amount payable at Completion as calculated under this clause 4 (the “Completion Amount”) is payable by the Purchaser to the Seller on Completion in accordance with clauses 6.3 and 6.4.

4.3	If any payment is made by the Seller to the Purchaser in respect of any Claim the Purchase Price shall be deemed to have been reduced by the amount of such payment but in no event shall the Purchase Price be deemed to be reduced below £10.00 by virtue of the operation of this clause 4.3.

4.4	Wherever in this Agreement provision is made for the payment by one party to another (or by or to SCCL), such payment shall be effected by crediting for same day value in immediately available funds to the account specified in the payment account details of the party entitled to the payment (or to SCCL, as the case may be) by way of wire transfer to such account or accounts as shall have been notified by the party entitled to the payment (or, in the case of a payment required to be made to SCCL after Completion, by the Purchaser) at least three (3) Business Days before the due date for payment.

5.	CONDUCT OF BUSINESS BEFORE COMPLETION

5.1	Subject to clause 5.2, the Seller shall procure that between the date of this Agreement and Completion:

5.1.1	SCCL and UK OpCo shall, unless it has obtained the prior consent of the Purchaser to do otherwise (such consent not to be unreasonably withheld or delayed), comply with Part I of Schedule 5;

5.1.2	to the extent applicable thereto, (i) no member of the Sale Group knowingly or intentionally acts or omits to act where such act or omission would result in its being in material breach of any BP Agreement and (ii) each member of the Sale Group uses its reasonable endeavours to comply with its respective obligations under each of the BP Agreements to which it is a party.

5.2	Clause 5.1 shall not operate so as to restrict or prevent:

5.2.1	the entering into of any contract or commitment in the ordinary course of business and consistent with the relevant Sale Group member’s usual practices, which contract or commitment is terminable in accordance with its terms by written notice of six months or less and which is not material in relation to the Sale Group;

5.2.2	any matter reasonably undertaken by any member of the Sale Group in an emergency or disaster situation with the intention of minimising any adverse effect thereof (and of which the Purchaser will be promptly notified);

5.2.3	the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into by any member of the Sale Group prior to the date of this Agreement provided such contract or arrangement has been disclosed to the Purchaser in the Data Room, or if the Seller is aware that such contract or arrangement is not so disclosed, such contract or arrangement is brought to the attention of the Purchaser and, where practicable, the Seller consults with the Purchaser in respect of the obligations to be performed pursuant to such contract or arrangement;

5.2.4	the payment of any principal, interest and other amounts due and payable by SCCL in accordance with the terms of the Luxco Loan Agreement, this Agreement or as required or contemplated by any contractual loan or financing arrangement to which SCCL or any of SCCL’s Affiliates is a party, in each case without prejudice to the Warranty set out in paragraph 5.6 of Schedule 2;

5.2.5	any matter required to be undertaken to comply with this Agreement; or

5.2.6	any matter undertaken at the written request of the Purchaser.

5.3	The Seller shall use its reasonable efforts to provide, and shall procure that the Sale Group members provide, the Purchaser and the Purchaser’s Auditors with such information concerning each of the Sale Group members as the Purchaser and the Purchaser’s Auditors shall reasonably require and allow the Purchaser and the Purchaser’s Auditors, and shall procure that each Sale Group members allows the Purchaser and the Purchaser’s Auditors, reasonable access during business hours (and upon reasonable notice) to each member of the Sale Group and its books and records, its employees and advisers, except for work product of, or privileged communications with, legal counsel, in each case insofar as is reasonably required for the analysis and verification of the net asset position of each of the Sale Group members; provided that access pursuant to this clause 5.3 and the exercise by the Purchaser of its rights under this clause 5.3 shall not interfere with the Seller’s or any member of the Sale Group’s Business operations or breach the terms of any confidentiality undertakings binding upon it.

5.4	As soon as reasonably practicable after the date on which it gives the NWC Completion Statement, the Seller will deliver a copy of the Supplemental Letter (duly executed by or on behalf of each of the Seller Parties) to the Purchaser.

6.	COMPLETION

6.1	Completion shall take place at the offices of the Seller’s Solicitors at 40 Bank Street, Canary Wharf, London E14 5DS:

6.1.1	on the nineteenth (19th) day after the day on which the last of the Conditions Precedent is satisfied, or, if such day is not a Business Day, the next Business Day; or

6.1.2	such earlier date notified by the Seller to the Purchaser as being the date on which the Luxco Loan and all amounts thereunder fall due for repayment or prepayment as a result of the redemption of the Preferred, provided however that such date shall not be less than six (6) Business Days after the last of the Conditions Precedent are satisfied.

6.1A	If:

6.1A.1	the Seller gives (or is deemed to give) a notice to the Purchaser under clause 8.9 on a date less than 4 Business Days prior to the date for Completion as determined in accordance with clause 6.1; and

6.1A.2	such notice does not contain a statement from the Seller indicating that the Seller wishes to disapply the provisions of clause 8.10, then the Completion Date determined under clause 6.1 shall be postponed to the first Business Day after the date on which Calpine gives (or is deemed to give) a Reply Notice in respect of the facts or circumstances described in the Seller’s notice referred to in clause 6.1A.1.

6.1B	At Completion, all and not part only of the transactions contemplated by this Agreement to take place at Completion shall occur and such transactions shall be deemed to occur simultaneously.

6.2	Subject to the terms and conditions hereof (including for the avoidance of doubt, compliance by the Purchaser with its obligations in clause 6.3), at Completion the Seller shall do those things required of it in Part I of Schedule 4 (Completion Arrangements) with any amendments as may be agreed between the Purchaser and the Seller prior to Completion. The Purchaser may waive the delivery by the Seller of any document required under Part I of Schedule 4 for the purposes of proceeding with Completion, but without prejudice to its rights in respect of the failure by the Seller to deliver the same in accordance with this clause 6.2.

6.3	Subject to the terms and conditions hereof (including, for the avoidance of doubt, compliance by the Seller with its obligations under clause 6.2), at Completion the Purchaser shall:

6.3.1	do those things required of it in Part II of Schedule 4 (save to the extent that anything required of the Purchaser in Part II of Schedule 4 requires the BP Director to execute or deliver any document or to approve any resolution, it being acknowledged that the Purchaser cannot procure that the BP Director take any action) with any adjustments or amendments as may be agreed by the Seller and the Purchaser prior to Completion. The Seller may waive the delivery by the Purchaser of any document referred to in Part II of Schedule 4 for the purposes of proceeding with Completion, but without prejudice to its rights in respect of the failure by the Purchaser to deliver the same in accordance with this clause 6.3;

6.3.2	pay the Completion Amount to the Seller on account of the Purchase Price less an amount equal to [*] which amount shall be paid to the Escrow Account with the Escrow Agent; and

6.3.3	procure that SCCL pays to the Seller or to its order and to such accounts as it may direct, an amount equal to the Estimated SCCL Intergroup Debt.

Any payments required to be made under this clause 6.3 will be made in accordance with clause 4.4.

6.4	The Seller is not obliged to complete this Agreement unless the Purchaser complies with all its obligations under clause 6.3. The Purchaser is not obliged to complete this Agreement unless:

6.4.1	the Seller complies with all its obligations under clause 6.2; and

6.4.2	the sale of all the Shares is completed simultaneously.

6.5	If a party (the “Defaulting Party”) fails to comply with its obligations at Completion under this clause 6 then the Seller (if the Purchaser is the Defaulting Party) or the Purchaser (if the Seller is the Defaulting Party) may, by notice in writing to all other parties (i) postpone Completion by not less than 2 Business Days (to a date no later than [*] ); or (ii) terminate this Agreement forthwith.

6.6	Neither the Seller nor the Purchaser is obliged to complete this Agreement if:

6.6.1	the BP Director fails to deliver at Completion a duly executed statutory declaration referred to in Part II of Schedule 4 and approve those resolutions set out in paragraph 1 of Part II of Schedule 4;

6.6.2	immediately prior to the implementation of the transactions referred to in paragraph 3 of Part II of Schedule 4, SCCL does not have net assets; or

6.6.3	the Reporting Accountants fail to deliver the Accountants Report at Completion,

PROVIDED that clause 6.6.1 shall not operate if the BP Director resigns from the board of directors of SCCL and is not replaced prior to Completion unless the Purchaser provides to the Seller no later than 10 Business Days after being given notice of such resignation a certificate indicating that it has received notice from the finance parties under the Facility Agreement confirming that such financing parties are of the view, having sought the advice of a Queens Counsel, that the Financial Assistance Procedure intended to be carried out at Completion, as set out in Part II of Schedule 4, will be adversely affected by the resignation of the BP Director and that consequently the related condition precedent in the Facility Agreement is not satisfied (and the Purchaser shall provide to the Seller a copy of any opinion or memorandum from the leading counsel in the possession or control of the Purchaser that was obtained by such finance parties in respect of the resignation of the BP Director from the board of directors of SCCL). If Completion fails to take place as a result of any of the circumstances referred to in this clause 6.6 then (subject to clause 17.2) Completion will automatically be postponed to the day 5 Business Days after the date on which Completion was (but for this sentence) otherwise due to occur and that Business Day will be the Completion Date.

6.7	In the event that Completion does not take place and the appointments and resignations referred to in paragraph 1 of Part I of Schedule 4 are effective, then the Purchaser shall (to the extent that it is in its power to do so) procure that a meeting of the directors of each of UK OpCo and SCCL are immediately held at which resolutions are passed (i) approving the re-appointment of each of the directors who so resigned and (ii) accepting the resignation of each of the directors so appointed. The Purchaser shall procure that each of the directors resigning pursuant to this clause 6.7 delivers to the board of directors of UK OpCo or SCCL (as the case may be) a duly executed resignation letter in the Agreed Form. The Purchaser hereby indemnifies the Seller Parties for any and all actions undertaken by the directors appointed pursuant to paragraph 1 of Part I of Schedule 4 prior to their resignation in accordance with this clause 6.7.

6.8	The Seller and the Purchaser agree that such amounts standing to the credit of the Escrow Account shall only be applied in accordance with the provisions of the Escrow Agreement.

7.	COMPLETION ACCOUNTS

7.1	The Purchaser shall procure that as soon as possible, and in any event within 60 calendar days of the Completion Date a draft Completion Balance Sheet (having the same line items as the balance sheet contained in the Accounts for the Sale Group member to which such draft Completion Balance Sheet relates and by way of example only, an illustrative calculation is set out in Appendix I) in respect of each of SCCL and UK OpCo (such Completion Balance Sheets together the “Draft Completion Balance Sheets”) are prepared and delivered to the Seller.

Each Draft Completion Balance Sheet shall include a draft statement of Net Working Capital for the company to which such Completion Balance Sheet relates. The Draft Completion Balance Sheet for SCCL shall specify the Purchaser’s calculation of the SCCL Intergroup Debt. The Purchaser shall prepare the Draft Completion Balance Sheets in accordance with the Accounting Principles.

7.2	The Seller and the Seller’s Auditors shall be entitled to review the Draft Completion Balance Sheets for a period of 60 calendar days following receipt from the Purchaser.

7.3	The Purchaser shall provide the Seller and the Seller’s Auditors with such information as the Seller and the Seller’s Auditors shall reasonably require or shall procure that such information is provided to the Seller and the Seller’s Auditors and allow the Seller and the Seller’s Auditors access to each member of the Sale Group and its books and records, its employees and advisers (at reasonable times and upon reasonable notice and subject to the Seller agreeing in favour of the Purchaser to keep all confidential information disclosed to it in accordance with this clause 7.3 confidential on the terms as set out in clause 21), and shall use its reasonable efforts to procure access to the Purchaser’s Auditors (if retained) and their working papers (or, if the Purchaser’s Auditors are not retained for the purposes of preparing the draft Completion Balance Sheet, the Purchaser’s own working papers or equivalent) in each case insofar as is reasonably required for the analysis and verification of the Draft Completion Balance Sheets (including the draft statements of Net Working Capital contained therein).

7.4	At or before the end of the period of 60 calendar days referred to in clause 7.2, the Seller shall either:

7.4.1	notify the Purchaser that it accepts each Draft Completion Balance Sheet in its entirety, in which case the Draft Completion Balance Sheets shall constitute the Completion Balance Sheets (and the amount of the Net Working Capital shall be the amount set out in the draft Net Working Capital statements contained therein) and such Draft Completion Balance Sheets shall be final and binding on the Seller and the Purchaser; or

7.4.2	deliver to the Purchaser written notice of those items and, where practicable, the amount in each Draft Completion Balance Sheet or draft statement of Net Working Capital, as appropriate, which it disputes, in which case only those items or amounts identified by the Seller (the “Disputed Items”) shall be in dispute and shall be agreed or determined in accordance with clause 7.5.

7.5	If the Seller delivers a notice under clause 7.4.2 then the Seller and the Purchaser shall use their respective reasonable endeavours to agree the Disputed Items within 30 calendar days, or such longer period as may be agreed between them. Any Disputed Items agreed between the Seller and the Purchaser within that 30 calendar day period shall be reflected in amendments to the Draft Completion Balance Sheets. At the end of that 30 calendar day period, those Disputed Items which have not been agreed between the Seller and the Purchaser (if any) (“Unresolved Disputed Items”) shall be referred for final binding determination to such firm of independent accountants of international standing (the “Expert”) as the Seller and the Purchaser may agree or, in the absence of agreement within 10 Business Days following the expiry of such 30 day period, or longer period as agreed between the Seller and the Purchaser, as may be selected at the request of either the Seller or the Purchaser by the President of the Institute of Chartered Accountants in England and Wales, with instructions that the Expert render his decision on the Unresolved Disputed Items (and any matters specifically relating thereto) and notify it to the Seller and the Purchaser within 30 days of the Expert accepting such referral. In each case, the Expert so selected (either by agreement between the Seller and the Purchaser or otherwise in accordance with this clause 7.5) shall act as expert and not as arbitrator and the Unresolved Disputed Items in a Draft Completion Balance Sheet will be determined by the Expert in accordance with the Accounting Principles and such adjustments as are required to be made as a result of the Expert’s determination of such Unresolved Disputed Items shall be made to the Draft Completion Balance Sheet in which such Unresolved Disputed Items appear or to which such Unresolved Disputed Items relate which shall then constitute the Completion Balance Sheet (and the amount of the Net Working Capital shall be the amount set out in the statement of Net Working Capital as so adjusted) which shall be final and binding on the Seller and the Purchaser. Each of the Seller and the Purchaser shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require including from their respective Auditors and, in the case of the Purchaser, such business records and accounts of the Sale Group in the possession, custody or control of the Purchaser which the Expert shall in its discretion consider necessary. The decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Purchaser and the Seller. The Seller and/or the Purchaser shall pay the costs of the Expert as the Expert may direct failing which such costs shall be borne equally by the Seller and the Purchaser.

7.6	Within 7 Business Days of the agreement or final determination of the Completion Balance Sheets (and the Net Working Capital statements contained therein) as set out in this clause 7:

7.6.1	if the sum of the Net Working Capital of SCCL and the Net Working Capital of UK OpCo (the “Aggregate Actual NWC”) is greater than the Aggregate Projected NWC, the Purchaser shall pay to the Seller an amount equal to the excess, PROVIDED THAT the maximum amount payable under this clause 7.6.1 shall not, when added to the amount by which the Completion Amount is increased under clause 4.2.1 (if any), exceed [*] );

7.6.2	if the Aggregate Projected NWC is greater than the Aggregate Actual NWC, the Seller shall pay to the Purchaser an amount equal to the excess;

7.6.3	if the SCCL Intergroup Debt shown in the Completion Balance Sheets is less than the amount of the Estimated SCCL Intergroup Debt, then (a) the Seller shall pay (or procure that a Calpine Group member pays) to SCCL an amount equal to the deficit and (b) subject to and conditional upon the Seller’s compliance with sub-clause (a) of this clause 7.6.3, the Purchaser shall pay the Seller an amount equal to the deficit; and

7.6.4	if the SCCL Intergroup Debt shown in the SCCL Completion Balance Sheet is in excess of the amount of the Estimated SCCL Intergroup Debt, then (a) the Seller shall pay (or procure that a Calpine Group member pays) the Purchaser an amount equal to the excess and (b) subject to and conditional upon the Seller’s compliance with sub-clause (a) of this clause 7.6.4, the Purchaser shall procure that SCCL pays an amount equal to the excess to the Seller which amount shall be in full and final settlement of the SCCL Intergroup Debt and the Seller shall (if requested to do so by the Purchaser) acknowledge the same in writing to the Purchaser.

Any payments required to be made under this clause 7.6 will be made in accordance with clause 4.4.

7.7	The Purchaser shall not be entitled to recover from the Seller in respect of any Warranty being breached or being inaccurate or misleading or in respect of any breach of any other provision of this Agreement (or any other agreement pertaining to this transaction) or in respect of any indemnity contained in any agreement pertaining to this transaction to the extent that the amount which the Purchaser seeks to recover from the Seller has been taken into account in the calculation of Net Working Capital for either SCCL or UK OpCo.

8.	SELLER’S WARRANTIES

8.1	The Seller and Calpine (each a “Warrantor”, together the “Warrantors”) warrant to the Purchaser in the terms set out in Schedule 2 as at the date of this Agreement. The liability of the Seller and Calpine in relation to the Warranties shall be joint and several.

8.2	Immediately prior to Completion, the Warrantors shall be deemed to warrant to the Purchaser in the terms set out in Schedule 2 by reference to the facts and circumstances subsisting immediately prior to Completion. For the purposes of this clause 8.2 only, (a) where there is an express or implied reference in a Warranty to the “date of this Agreement”, that reference is to be construed as a reference to Completion and (b) the Relevant Period shall be deemed to end at Completion.

8.3	The Purchaser’s rights to make a Claim in respect of the Warranties, and the Warrantors’ liability in respect of any such Claim, shall be limited and/or excluded as set out in Schedule 3, save in relation to fraud.

8.4	The Warrantors acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties. Each Warranty is separate and independent and shall not be limited by reference to or inference from any other Warranty, or any other term of this Agreement or any document referred to in it.

8.5	The only Warranties given:

8.5.1	in respect of Intellectual Property are those contained in paragraph 12 of Schedule 2 and, with the exception of the Warranties contained in paragraphs 7 and 10 of Schedule 2, each of the other Warranties shall be deemed not to be given in relation to Intellectual Property;

8.5.2	in respect of employment matters are those contained in paragraph 14 of Schedule 2 (other than paragraph 14.9 thereof) and, with the exception of the Warranties contained in paragraphs 7 and 10 of Schedule 2, each of the other Warranties shall be deemed not to be given in relation to employment matters;

8.5.3	in respect of Tax are those contained in paragraph 15 of Schedule 2 and each of the other Warranties shall be deemed not to be given in relation to Tax;

8.5.4	in respect of matters related to the Environment are those contained in paragraphs 16 and 20 and to the extent they relate to environmental matters paragraphs 4.4.1 and 4.5 of Schedule 2 and each of the other Warranties shall be deemed not to be given in relation to any matter relating to the Environment;

8.5.5	in respect of the Property are those contained in paragraph 17 of Schedule 2 and each of the other Warranties shall be deemed not to be given in relation to the Property, with the exception of the Warranties contained in paragraph 7 of Schedule 2 insofar as such Warranties relate to Property, excluding fixtures;

8.5.6	in respect of the dispersion of salt from the Facility’s cooling towers into the Environment is that contained in paragraph 21.11 of Schedule 2 and each of the other Warranties shall be deemed not to be given in relation thereto; and

8.5.7	in respect of occupational health and safety are those contained in paragraph 19 of Schedule 2 and each of the other warranties shall be deemed not to be given in relation to occupational health and safety.

8.6	Each of Calpine and the Seller Guarantor warrants to the Purchaser that:

8.6.1	it has the requisite capacity, power and authority to enter into and perform its obligations under this Agreement;

8.6.2	it has taken all necessary corporate action required by its articles of association (or like constitutional documents) to permit it to enter into and perform its obligations under this Agreement;

8.6.3	this Agreement constitutes a binding obligation on it in accordance with its terms;

8.6.4	the execution and delivery of, and the performance of its obligations under this Agreement will not:

(a)	result in a breach of any provision of its constitutional or organisational documents; or

(b)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound or any contractual commitment to which it is bound; or

(c)	result in it being or becoming subject to or threatened by any procedures or steps which are analogous to those contained in paragraph 18 of Schedule 2 in any jurisdiction, including the United States of America;

8.6.5	it is not, in any jurisdiction (including the United States of America) subject to or threatened by any procedures or steps which are analogous to those contained in paragraph 18 of Schedule 2, nor are any such procedures or steps pending; and

8.6.6	the Seller Guarantor Officer’s Certificate is true and accurate.

8.7	Save as set out in clause 3.6, a breach of Warranty by the Warrantors shall not entitle the Purchaser to rescind or terminate this Agreement, or any part of it, whether before or after Completion.

8.8	The Seller shall indemnify the Purchaser, and keep the Purchaser indemnified, on demand against each Loss which the Purchaser or any Sale Group member incurs arising (directly or indirectly) out of:

8.8.1	[*]

8.8.2	[*] .

8.9	The Seller shall promptly notify the Purchaser if it becomes aware of a fact or circumstance (providing reasonable details of such fact or circumstance (but without any obligation to provide quantum)) which would, if Completion were to occur, give rise to a Claim by the Purchaser under clause 8.2. Any notice given under clause 3.7 shall be deemed to have also been given under this clause 8.9.

8.10	In the event that the Seller provides (or is deemed to provide) a notice to the Purchaser pursuant to clause 8.9, then (unless the Seller states in such notice that it wishes to disapply the provisions of this clause 8.10 (such disapplication without prejudice to the Purchaser’s rights (if any) under this Agreement) in relation to the fact or circumstance referred to in the Seller’s notice:

8.10.1	the Purchaser shall within 2 Business Days of delivery of the notice referred to in clause 8.9, deliver to the Seller a notice (a “Response Notice”):

(a)	whether or not the Purchaser believes that, if Completion were to occur, it would have a Claim against either of the Warrantors;

(b)	the Purchaser’s good faith estimate of the amount of such Claim (which estimate shall be without prejudice to the Purchaser’s right to seek to recover some other amount in respect of such Claim); and

(c)	if the Purchaser’s good faith estimate of the amount of such Claim exceeds £125,000 (one hundred and twenty five thousand pounds) (such Claim being referred to as an “Incipient Claim”), whether or not the Purchaser waives and forever discharges and releases the Warrantors from such Incipient Claim, provided that if the Purchaser does not deliver to the Seller a Response Notice within 2 (two) Business Days in accordance with the terms of this clause 8.10.1, then the Purchaser shall be deemed not to have waived and forever discharged and released the Seller from such Incipient Claim; and

8.10.2	within 2 Business Days of receipt by the Seller of a Response Notice in respect of an Incipient Claim that is not waived (or deemed not to be waived) by the Purchaser, Calpine shall deliver to the Purchaser on behalf of the Warrantors a notice (a “Reply Notice”) stating whether or not the Seller wishes to terminate this Agreement and, if such notice states that the Seller wishes to terminate this Agreement, then this Agreement shall terminate in accordance with clause 17.1 (provided that, for the avoidance of doubt, if the Seller fails to deliver a Reply Notice within such 2 Business Day period then it shall be deemed to have delivered a Reply Notice stating that it does not wish to terminate this Agreement). If the Seller delivers (or is deemed to deliver) a Reply Notice that indicates that it does not wish to terminate this Agreement pursuant to this clause 8.10.2, then Completion shall be without prejudice to the Purchaser’s rights against the Seller or Calpine (if any) in respect of the fact, matter or circumstance described in the notice given under clause 8.9.

All notices under this clause 8.10 shall be given by facsimile in accordance with the provisions of clause 19 and, in respect of any notice to be given to the Seller, a copy shall be sent to Calpine in accordance with clause 19.3.

8.11	Notwithstanding any provision of this Agreement to the contrary, Calpine shall have no liability under or in respect of this Agreement, the Share Purchase Documents or any of the transactions contemplated herein or therein (or in connection with the performance or non-performance of this Agreement or any Share Purchase Document) except contractual damages in respect of the Warranties expressly given or deemed repeated by it pursuant to this clause 8 and Schedule 2, and then subject to the terms and conditions of this Agreement, including Schedule 3.

8.12	Subject to clauses 8.13 and 8.14, the Seller shall indemnify the Purchaser as trustee for SCCL in respect of any losses, liabilities, damages and costs and expenses (including reasonable legal defence costs) incurred by SCCL to the extent that they arise from any claim or proceedings for damages or Remedial Action brought against SCCL by any member of the BP group or any Competent Authority within eighteen months of the date of this Agreement to the extent that such claim or proceedings relates to any alleged or actual emission of chlorides from the cooling towers of the Facility and any actual or alleged resulting deposition of any such chlorides on the Complex Site (as defined in the Lease of the Property dated 26 September 2003) or elsewhere prior to Completion.

8.13	The Seller shall not be liable for any claim under clause 8.12 to the extent that it arises from or is increased:

8.13.1	due to any failure by SCCL to operate the Facility in the manner of a reasonable and prudent operator after Completion;

8.13.2	by the worsening or aggravation by any person (other than the Seller or by any person authorised on its behalf) after Completion of any circumstances or states of affairs (including without limitation the condition of any plant or equipment at or any part of the Facility) comprising the subject matter of such claim;

8.13.3	by any change after Completion in the production capacity of the Facility;

8.13.4	by any change after Completion in any operations or maintenance (including without limitation their manner and intensity) at the Property or the Facility (in each case including any part thereof);

8.13.5	by any amendment or alteration to or extension or renewal after Completion of any deed, contract, lease or other agreement including without limitation the BP Agreements to the extent that such claim would not have arisen under such deed, contract, lease or other agreement in its form at the date of this Agreement;

8.13.6	by any development of, alteration to or extension of or addition to the Facility (including any part thereof) after Completion;

8.13.7	by any variation of or modification to any permit, consent, licence or other permission issued by a Competent Authority or an application for or issue of any such new permit, consent, licence or other permission; and/or

8.13.8	by any waiver, release, reduction or extinction of any of the rights of SCCL described in clause 8.14 below.

8.14	The Seller shall not be liable under clause 8.12 above, until SCCL has enforced and exhausted all its rights (including without limitation those arising under the EPC contract) against any relevant person (including without limitation Mitsubishi) insofar as they relate to or concern the subject matter of any claim which could be brought under clause 8.12 above. The Purchaser shall procure that SCCL shall promptly and diligently take all such action within SCCL’s power as is necessary to compel Mitsubishi to carry out or pay for all works and measures necessary to reduce the carry over of particles of water from the cooling towers of the Facility and any deposition of chlorides including without limitation and where relevant the commencement of any proceedings (save where the prospects of such proceedings being successful are low and the Seller has given its written consent to the Purchaser or SCCL not to pursue such proceedings (such consent not to be unreasonably withheld or delayed)). The Purchaser shall and shall procure that SCCL shall give the Seller all information which the Seller reasonably requests about such works and measures at all times and allow the Seller to monitor the progress of such works and to the extent that it is able to procure the same to participate in any relevant meetings with consultants or contractors.

8.15	No Claim can be brought under any of the Warranties to the extent that its subject matter falls within the scope of the indemnities in clause 8.12 above or would so fall if it were not for any limitations contained in clauses 8.12 to 8.14 above or the limitation on the total aggregate liability of the Seller contained in paragraph 2.4(a) of Schedule 3.

8.16	Promptly after SCCL or any other member of the Purchaser’s Group becomes aware of any matter which might reasonably be expected to give rise to a Claim by the Purchaser under clause 8.12 (whether at that time or in the future) it shall provide written details thereof to the Seller and thereafter keep the Seller reasonably informed as to the progress of such matter.

8.17	Each Seller Party shall indemnify the Purchaser, and keep the Purchaser indemnified, on demand against each Loss which the Purchaser incurs whether before or after the start of an action arising (directly or indirectly) out of:

8.17.1	the settlement of a Claim against such Seller Party for a breach of (in the case of the Seller) clause 8.1 or clause 8.2 or (in the case of the Seller Guarantor) clause 8.6 or (in either case) the enforcement of such a settlement; and

8.17.2	legal proceedings against such Seller Party in respect of a Claim against that Seller Party for a breach of (in the case of the Seller) clause 8.1 or clause 8.2 or (in the case of the Seller Guarantor) clause 8.6 or (in either case) the enforcement of a judgment obtained in such proceedings.

8.18	Each Purchaser Party shall indemnify the Seller, and keep the Seller indemnified, on demand against each Loss which the Seller incurs whether before or after the start of an action arising (directly or indirectly) out of:

8.18.1	the settlement of a Claim against such Purchaser Party for a breach of clause 9 or the enforcement of such a settlement; and

8.18.2	legal proceedings against such Purchaser Party in respect of a Claim against that Seller Party for a breach of clause 9 or the enforcement of a judgment obtained in such proceedings.

8.19	Notwithstanding any provision of this Agreement to the contrary, none of the Warranties given or deemed repeated by any of Calpine, the Seller or the Seller Guarantor shall be breached or proved false in whole or in part by virtue of the actual or intended incurrence of indebtedness or the granting of security by SCCL at Completion as contemplated by Part II of Schedule 4.

9.	PURCHASER PARTIES’ WARRANTIES

9.1	Each of the Purchaser Parties warrants to the Seller that:

9.1.1	it has the requisite capacity, power and authority to enter into and perform its obligations under this Agreement and the other Share Purchase Documents to which it is a party;

9.1.2	it has taken all necessary corporate action required by its articles of association (or like constitutional documents) to permit it to enter into and perform its obligations under this Agreement and the other Share Purchase Documents to which it is a party;

9.1.3	this Agreement constitutes, and the other Share Purchase Documents to which it is a party will, when duly executed by it and the other parties thereto, constitute binding obligations on them in accordance with their respective terms;

9.1.4	the execution and delivery of, and the performance of its obligations under this Agreement and the other Share Purchase Documents to which it is a party will not:

(a)	result in a breach of any provision of its constitutional or organisational documents; or

(b)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound or any contractual commitment by which it is bound;

9.1.5	Mitsui owns indirectly 30% of the issued share capital of the Purchaser and IPR owns indirectly 70% of the issued share capital of the Purchaser; and

9.1.6	it is not, in any jurisdiction (including the United States of America) subject to or threatened by any procedures or steps which are analogous to those contained in paragraph 18 of Schedule 2 and nor are any such procedures or steps pending.

9.2	The Purchaser warrants to the Seller that, so far as the Purchaser is aware:

9.2.1	the resources used to fund the purchase of the Shares or otherwise used by any member of the Purchaser’s Group in connection with, or in the performance of its obligations under this Agreement or any Completion Documents are not derived, in any country, either directly or indirectly, from drug trafficking, bribery, money laundering, terrorism, trafficking of arms, or any other activity, whether or not considered legal in the relevant country, if such activity would be illegal had it occurred in the United Kingdom; and

9.2.2	neither the Purchaser nor any other member of the Purchaser’s Group nor any person acting on its or their behalf has made, offered, promised or authorised any payment or given, offered promised or authorised the giving of anything of material value to any official or employee of any government or any department, agency or instrumentality thereof, any political party or candidate for political office, any officer or employee of any public international or multilateral organisation or any person who has done or may do any of the things mentioned in this clause 9.2.2 in connection with the Project, this Agreement or any Completion Documents or any transaction referred to herein or therein or supported, sponsored, facilitated or financed any act of terrorism or terrorist person or group in any way.

9.3	The Purchaser warrants to the Seller that:

9.3.1	it will have the necessary cash resources to meet its obligations at Completion under this Agreement; and

9.3.2	as at the date of this Agreement, it does not intend to bring any Claim against the Seller.

10.	UNDERTAKINGS

10.1	The Seller agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of the Sale Group or of any shareholder or Affiliate of the Sale Group, in each case on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein (including the Disclosure Letter) or entering into this Agreement or any other agreement or document referred to herein. The Purchaser agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of the Calpine Group or of any shareholder or Affiliate of the Calpine Group, in each case on whom it may have relied before agreeing to any term of this Agreement or any other agreement or document referred to herein (including the Disclosure Letter) or entering into this Agreement or any other agreement or document referred to herein.

10.2	The Purchaser undertakes to the Seller that it shall, and shall procure that each member of the Sale Group shall, preserve for a period of at least seven (7) years (or any longer period as may be required by law or relevant regulations from time to time) from Completion all books, records and documents of the Sale Group existing at Completion. The Purchaser shall permit and allow, and shall procure that the relevant member of the Sale Group shall permit and allow, upon reasonable written notice (and in any event within seven (7) days of written notice being given) and during Working Hours, the employees, agents and professional advisers of the Seller or any member of the Calpine Group specified in such notice reasonable access to such books, records and documents and the right to inspect the same and at the Seller’s expense, make copies thereof. The Seller hereby agrees (for itself and on behalf of any of its employees, agents and professional advisers) in favour of the Purchaser to keep confidential all confidential information disclosed to it or which it learns as a result of being given access to the books, records and documents under this clause 10.2 on the same terms as set out in clause 21.2.

10.3	The Purchaser undertakes to the Seller (for itself and for the benefit of SCCL) that, subject to the delivery of the Accountants Report at Completion, the net assets of SCCL will not be reduced as a result of the transactions contemplated by paragraph 3 of Part II of Schedule 4 and, if such a reduction would occur as a result of such transactions, then the Purchaser shall procure that, simultaneous with such transactions, SCCL’s net assets are increased by an amount at least equal to such reduction, provided that nothing in this clause 10.3 shall require the Purchaser to make good any reduction of net assets (whether by way of subscription for share capital or otherwise) occurring as a result of such transactions or incur any liability for an amount in excess of [*]

10.4	The Seller agrees that it shall (and that it will procure that SCCL shall) use all reasonable endeavours to procure the delivery of the Accountants Report at Completion and the Purchaser agrees to provide all assistance reasonably requested by the Seller in connection with the preparation of the Accountants Report.

11.	EFFECT OF COMPLETION

11.1	Any provision of this Agreement and any other documents referred to herein which are capable of being performed after (but which has not been performed at or before Completion) and all Warranties and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

12.	REMEDIES AND WAIVERS

12.1	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to herein shall impair such right, power or remedy, or operate as a waiver thereof.

12.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.	CONDUCT OF CLAIMS

13.1	Without prejudice to the provisions of clause 3.7.5 of the Participation Agreement (if applicable), upon the Purchaser or a member of the Sale Group becoming aware of any claim, action or demand against it by a third party or matter of which the Purchaser is aware is reasonably likely to give rise to any Claim by the Purchaser under this Agreement other than a Tax Claim or an Environmental Indemnity Claim (“Third Party Claim”), the Purchaser shall and shall procure that the relevant member of the Sale Group shall:

13.1.1	promptly, and in any event within 10 Business Days of becoming aware (i) of the claim, action or demand or (ii) that the relevant matter is reasonably likely to give rise to a Claim, notify the Seller by written notice;

13.1.2	at the request of the Seller and subject to the Seller indemnifying the Purchaser and the relevant member of the Sale Group against any reasonable liability, costs, damages or expenses which may be reasonably and properly incurred thereby, allow the Seller, subject to the directions and requirements of any relevant insurer (if the claim is covered by a valid policy of insurance) to take the sole conduct of such actions as the Seller may deem appropriate in connection with any such Third Party Claim in the name of the Purchaser or the relevant member of the Sale Group and in that connection the Purchaser shall give or cause to be given to the Seller all such assistance as the Seller may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such Third Party Claim. The Seller shall:

13.1.2.1	in response to reasonable requests from the Purchaser from time to time, keep the Purchaser informed of the progress of the Third Party Claim;

13.1.2.2	provide the Purchaser with copies of such documentation relating to the Third Party Claim as it may reasonably request subject to legal privilege (unless disclosure can be made without loss of privilege) and relevant duties of confidentiality; and

13.1.2.3	give the Purchaser such opportunities as it may reasonably request to make representations regarding the conduct of the Third Party Claim;

13.1.3	subject to the Seller indemnifying the Purchaser and the relevant member of the Sale Group against any reasonable liability, costs, damages or expenses which may be reasonably and properly incurred thereby, take such action and give such information and access to relevant personnel, premises, chattels, documents and records to the Seller and its professional advisers as the Seller may reasonably request (save, for the avoidance of doubt, to the extent that any information, documents or records: (i) constitute internal memoranda of the Purchaser’s Group which relate directly to a potential Claim which may be made against the Seller and not to the factual circumstances underlying such potential Claim, or (ii) are subject to legal privilege unless disclosure can be made without loss of privilege) or (iii) information which the Purchaser is obliged to keep confidential and the Purchaser and the relevant member of the Sale Group shall take (or procure the taking of) such action and give (or procure the giving of) such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect a Third Party Claim or adjudication with respect thereto as the Seller may reasonably require;

13.1.4	make no admission of liability, agreement, settlement or compromise in relation to any such Third Party Claim or adjudication without the prior written consent of the Seller. If the Seller agrees with the third party to settle or compromise a Third Party Claim, and the Purchaser refuses to agree to such settlement or compromise then, if the amount for which the Seller subsequently becomes liable exceeds the figure at which it would have so settled or compromised the relevant Third Party Claim, the Seller shall not be liable for the excess amount or any costs or liabilities incurred since the proposed date of settlement or compromise; and

13.1.5	take all necessary action to mitigate its loss to the extent it is within its power to do so.

13.2	Clause 9 (Conduct of Tax Claims) of the Tax Covenant shall apply to a Tax Warranty Claim.

14.	BASIS OF RECOVERY

14.1	Where any payment is made pursuant to a claim for breach of this Agreement or under an indemnity given under this Agreement (but not under the Tax Covenant or in relation to the Tax Warranties) and the Losses incurred in relation to the claim give rise to a Relief in the hands of any member of the Calpine Group or the Purchaser Group (as the case may be), then to the extent that such Relief results in an actual saving of Tax, the Seller or the Purchaser (as the case may be) shall, on the date on which the Tax so saved would otherwise first have been due and payable, pay (or procure that the relevant member of the Calpine Group or the Purchaser Group shall pay) to the other party an amount equal to the Tax so saved provided that:

14.1.1	in determining when any such Relief has been utilised, any other Relief arising in the same or earlier accounting periods shall be deemed to take priority to such Relief and such Relief shall be deemed to take priority to any other Relief arising in subsequent accounting periods; and

14.1.2	to the extent that such Relief has not been utilised within seven (7) years of the date of this Agreement, no payment shall be required to be made pursuant to this clause.

14.2	The Seller or the Purchaser may (at its own cost and expense) at any time issue an instruction (the party issuing the instruction is referred to in this clause as the “Requesting Party”) to the other’s auditors (the party so notified is referred to in this clause as the “Notified Party”) to determine in writing the extent of any Relief referred to in clause 14.1 which has arisen. If such auditors determine in writing that a Relief has arisen and been utilised in accordance with clause 14.1 (as so determined in writing) the Notified Party shall pay to the Requesting Party the amount so determined by the relevant auditors within five (5) days of its receipt of a copy of the auditors written determination.

14.3	If a written determination has been issued as referred to in clause 14.2, the Seller or the Purchaser may on or before the third anniversary of such determination issue a request to the relevant company’s auditors:

14.3.1	to review (at the expense of the party requesting the review, or where a payment becomes due under clause 14.4, at the expense of the party which is required to make such payment under clause 14.4) such written determination in the light of all relevant circumstances at the time of the review; and

14.3.2	to determine in writing whether in the light of such circumstances the original written determination should be amended.

14.4	If the new written determination referred to in clause 14.3 states that the original written determination should be amended, an adjusting payment equal to the difference between the sum in the original written determination and the sum in the amended written determination shall be made by the Requesting Party or the Notified Party (as appropriate) as soon as reasonably practicable.

15.	TRADE MARKS

The Purchaser hereby undertakes to the Seller to procure that each member of the Sale Group ceases to use or display in any manner whatsoever the Trade Marks or any similar mark, name, design or logo as soon as reasonably practicable (and in any event within 90 days) following Completion.

16.	ASSIGNMENT AND NOVATION

16.1	All (and not part only) of the benefits of this Agreement shall be assignable:

16.1.1	by the Purchaser to a member of the Purchaser’s Group, or

16.1.2	by the Seller to a member of the Calpine Group,

PROVIDED THAT, in either case, any assignment made to a person in accordance with clauses 16.1.1 or 16.1.2 (each such person a “Permitted Assignee”) is subject to the conditions that if such Permitted Assignee shall subsequently cease to be a member of the Purchaser’s Group or the Calpine Group, the Purchaser or the Seller (as the case may be) shall procure that prior to the Permitted Assignee ceasing to be an Affiliate thereof, the Permitted Assignee assigns the benefit of this Agreement back to the assigning party or to another member of the Purchaser’s Group or the Calpine Group (as the case may be).

16.2	The Purchaser (or any Permitted Assignee, including under clause 16.3) may charge or assign the benefit of this Agreement to any bank or financial institution or any other person by way of security for the purposes of or in connection with the financing (whether in whole or in part) by the Purchaser and/or SCCL of the acquisition of the Shares or any other transactions contemplated by this Agreement. Any such bank, financial institution or person (or any administrative receiver or other person appointed to enforce such security) may charge or assign such rights on, for the purpose of or in connection with, any enforcement of the security under such financing arrangements.

16.3	At any time prior to Completion the Purchaser Guarantors may give notice to the Seller Parties indicating that they wish the Seller Parties to agree to the novation of the obligations of the Purchaser under this Agreement to a Permitted Assignee and provided that:

16.3.1	the Permitted Assignee is an Approved Transferee within the meaning of the Participation Agreement;

16.3.2	such novation is conditional upon such Permitted Assignee remaining a member of the Purchaser’s Group at all times prior to Completion (failing which the obligations of the Purchaser as novated to the Permitted Assignee shall be novated to the Purchaser or another Permitted Assignee); and

16.3.3	the liability of the Seller Parties under this Agreement is not increased as a result of such novation,

then the Seller Parties will execute all such documents as may reasonably be required to novate the obligations of the Purchaser to the nominated Permitted Assignee and following such novation each reference in this Agreement to the Purchaser (including in clause 26) shall be construed as a reference to the Permitted Assignee.

16.4	In the event of an assignment in accordance with clause 16.1 or clause 16.2 or a novation in accordance with clause 16.3, each of the Purchaser and the Seller (as the case may be) hereby agrees that the liability of the other party in respect of any Claim or any liability arising out of or in connection with this Agreement or the Tax Covenant howsoever arising shall be no greater than it would otherwise have been had any such assignment or novation not occurred.

16.5	Neither this Agreement (nor any part of it) is assignable by the Calpine or the Seller Guarantor without the prior written consent of the Purchaser. Neither this Agreement nor any part of it is assignable by either of the Purchaser Guarantors without the prior written consent of the Seller.

16.6	Except as expressly permitted by this clause 16, any assignment of this Agreement shall be void.

17.	TERMINATION

17.1	This Agreement may be terminated as follows:

17.1.1	by mutual written consent of the Seller and the Purchaser;

17.1.2	upon notice by either the Seller or the Purchaser if any of the Conditions Precedent shall not have been satisfied (or, in the case of the Purchaser Conditions, waived by the Purchaser) prior to 3:00 p.m. on the Long Stop Date;

17.1.3	by the Purchaser in accordance with clause 3.6;

17.1.4	by the Purchaser or the Seller in accordance with clause 6.5; or

17.1.5	by the Seller in accordance with clause 8.10.2.

17.2	This Agreement will terminate automatically at 5:00 p.m. on 30 August 2005 unless Completion has occurred prior to that time.

17.3	If this Agreement is terminated in accordance with clause 17.1 or terminates in accordance with clause 17.2 and without limiting any party’s right to claim damages in respect of antecedent breaches, all obligations of the parties under this Agreement shall end (except for the provisions of clauses 19, 20, 21, 22 and 32) but all rights and liabilities of the parties which have accrued before termination shall continue to exist.

18.	FURTHER ASSURANCE

18.1	Each of the Parties shall from time to time at its own cost, on being required to do so by any other party to this Agreement, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the party concerned as they may reasonably consider necessary to transfer the Shares to the Purchaser and otherwise give full effect to this Agreement.

18.2	This Agreement may only be varied in writing signed by each of the parties.

19.	NOTICES

19.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

19.2	Any such notice or other communication shall be delivered personally or sent by international recognised courier or by facsimile to the address or the facsimile number provided in clause 19.3 (marked for the attention of the person identified in the clause) and, if so delivered or sent, shall be deemed to have been duly given or made as follows:

19.2.1	if sent by personal delivery, upon delivery at the address of the party to whom such notice is addressed;

19.2.2	if sent by international recognised courier, two (2) Business Days after the date of posting; and

19.2.3	if sent by facsimile, when dispatched,

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

19.3	The relevant addressee and facsimile number of each party for the purposes of this Agreement, subject to clause 19.4, are:

Name of party:	For the attention of:	Facsimile No.:
Calpine UK Holdings Limited c/o Skadden Arps Slate Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London E14 5DS	Douglas Nordlinger	+44 (0) 20 7072 7030

with a copy to Calpine

Calpine Corporation 50 West San Fernando Street San Jose California 95113 USA	General Counsel	+1 408 794 2434

Quintana Canada Holdings, LLC 50 West San Fernando Street San Jose California 95113 USA	General Counsel	+1 408 794 2434

with a copy to Calpine
Normantrail (UK Co 3) Limited Senator House 85 Queen Victoria Street London EC4V 4DP	The Company Secretary	+44 (0) 20 7320 8770

Name of party:	For the attention of:	Facsimile No.:
with a copy to each of the Purchaser Guarantors

International Power plc Senator House 85 Queen Victoria Street London EC4V 4DP	The Company Secretary	+44 (0)20 7320 8770

with a copy to Mitsui

Mitsui & Co., Ltd 2-1, Ohtemachi 1-chome Chiyoda-ku Tokyo Japan with a copy to IPR	The General Manager Second Project Development Department Power & Infrastructure Project Development Division	+81 (0) 3 3285 9783

19.4	A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 19.3 PROVIDED THAT such notification shall only be effective on:

19.4.1	the date specified in the notification as the date on which the change is to take place; or

19.4.2	if no date is specified or the date specified is less than five (5) clear Business Days after the date on which notice under this clause 19.4 is given, the date falling five (5) clear Business Days after notice of any such change has been given.

20.	ANNOUNCEMENTS

20.1	Subject to clause 20.2, no announcement concerning the sale of the Shares or any ancillary matter shall be made by any member of the Purchaser’s Group or any member of the Calpine Group without the prior written approval of the Seller or the Purchaser (respectively), such approval not to be unreasonably withheld or delayed.

20.2	Any party (or any of its Affiliates) may make an announcement concerning the sale of the Shares or any ancillary matter if and to the extent required by:

20.2.1	the law of any relevant jurisdiction;

20.2.2	existing contractual obligations; or

20.2.3	any securities exchange or regulatory or governmental body to which any party (or any of its Affiliates) is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the party which is required to make the announcement shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the Purchaser (in the case of an announcement by a Seller Party or any of its Affiliates) or the Seller (in the case of an announcement by a Purchaser Party or any of its Affiliates) before making such announcement PROVIDED THAT any such announcement shall be made only after notice to the Purchaser or the Seller (as the case may be).

20.3	The restrictions contained in this clause shall continue to apply after Completion without limit in time.

21.	CONFIDENTIALITY

21.1	Subject to clauses 21.3 and 21.4, the Purchaser undertakes to the Seller that it will (and that it will procure that each member of the Purchaser Group will) treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

21.1.1	the provisions of this Agreement;

21.1.2	the negotiations relating to this Agreement (or any other document referred to herein);

21.1.3	the subject matter of this Agreement (or any other document referred to herein); or

21.1.4	Calpine and each member of the Calpine Group.

21.2	Subject to clauses 21.3 and 21.4, the Seller undertakes to the Purchaser that it will (and that it will procure that each member of the Seller Group will) treat as strictly confidential all Confidential Information and all information received or obtained as a result of entering into or performing this Agreement which relates to:

21.2.1	the provisions of this Agreement;

21.2.2	the negotiations relating to this Agreement (or any other document referred to herein);

21.2.3	the subject matter of this Agreement (or any other document referred to herein); or

21.2.4	the Purchaser’s Group.

21.3	Information which would otherwise be confidential by virtue of clause 21.1 or clause 21.2 may be disclosed by the Purchaser (or a Purchaser Group member) or by the Seller (or by a Calpine Group member), as the case may be, if and to the extent:

21.3.1	it is required by the law of any relevant jurisdiction;

21.3.2	it is required by any securities exchange or regulatory or governmental body to which a party (or any of its Affiliates) is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

21.3.3	it is disclosed on a strictly confidential basis to directors, employees, professional advisers, auditors, bankers or rating agency of that party or to directors, employees, professional advisers, auditors or bankers of its Affiliates;

21.3.4	the information has come into the public domain through no fault of that party or any of its Affiliates;

21.3.5	the Purchaser and the Seller have given their prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed;

21.3.6	it is required to enable that party to enforce its rights under this Agreement or it is disclosed in connection with regulatory or judicial proceedings; or

21.3.7	it is required by the Gas and Electricity Markets Authority,

PROVIDED THAT (unless contrary to law or the direction of any governmental authority) any such information disclosed pursuant to clauses 21.3.1 or 21.3.2 above shall be disclosed only after notice to the Purchaser or the Seller (as the case may be).

21.4	The Seller may disclose this Agreement, the other Share Purchase Documents, and other information which would otherwise be confidential by virtue of clause 21.2 to any member of the BP Group to the extent required under or contemplated by the Participation Agreement.

21.5	The restrictions contained in this clause 21 shall continue to apply after the termination of this Agreement or Completion for five (5) years from the date hereof.

21.6	Calpine and IPR agree that the confidentiality undertaking entered into between them dated 7 February 2005 shall terminate at Completion without prejudice to any liability for breach of such agreement prior to Completion. Calpine and Mitsui agree that the confidentiality undertaking entered into between them dated 5 March 2005 shall terminate at Completion without prejudice to any liability for breach of such agreement prior to Completion.

22.	COSTS AND EXPENSES

22.1	Each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and to the preparation, execution and carrying into effect of this Agreement and all other documents referred to herein.

22.2	Without prejudice to clause 22.1, all stamp, transfer, registration and other similar taxes, duties and charges payable in connection with the sale or purchase of the Shares under this Agreement (if any) shall be paid by the Purchaser.

23.	TIME OF ESSENCE

23.1	Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement of the parties, but, in relation to any payment obligations and any obligations relating to Completion, as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

24.	INTEREST

24.1	If a party defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise) the liability of such party shall be increased to include a payment of interest on such sum (subject to deduction or withholding of tax as required by law) from the date when such payment is due until the date of actual payment (before and after judgment) at a rate of two (2) per cent above LIBOR. Such interest shall accrue from day to day on the basis of a 360-day year.

25.	INVALIDITY

25.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any competent jurisdiction, such provision shall not affect or impair:

25.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

25.1.2	the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement.

26.	SEVERAL GUARANTEE FROM THE PURCHASER GUARANTORS

26.1	In consideration of the Seller entering into this Agreement and for other good and valuable consideration receipt of which is hereby acknowledged, subject to clause 26.2 the Purchaser Guarantors hereby unconditionally and irrevocably (i) guarantee to the Seller the full, due and punctual payment by the Purchaser of all amounts payable by the Purchaser under this Agreement or the Tax Covenant and the performance of the Purchaser’s obligations at Completion and (ii) indemnify the Seller immediately on demand against any cost, loss or liability suffered by it if any obligation guaranteed by the Purchaser Guarantors is or becomes unenforceable, invalid or illegal. The Purchaser Guarantors shall be liable for all such obligations arising under this clause 26.1 as if they were each a primary obligor. The guarantee in this clause 26.1 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Purchaser or the Purchaser Guarantors to the Seller in respect of all amounts payable by the Purchaser under this Agreement or the Tax Covenant, regardless of any intermediate payment or discharge.

26.2	The obligations of the Purchaser Guarantors under this clause 26 are several (and not joint and several) and in respect of any liability under it, IPR shall be responsible for [*] of such liability and Mitsui shall be responsible for [*] of such liability.

26.3	The Purchaser Guarantors’ obligations under this clause 26 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 26, including (without limitation and whether or not known to the Purchaser Guarantors or the Purchaser):

26.3.1	any time, waiver or consent granted to, or composition with, the Purchaser or the Purchaser Guarantors;

26.3.2	the release of the Purchaser or the Purchaser Guarantors or any other person under the terms of any composition or arrangement with any of their creditors;

26.3.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Purchaser or a Purchaser Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to release the full value of any security;

26.3.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Purchaser or a Purchaser Guarantor or any other person;

26.3.5	any amendment (however, fundamental) or replacement of this Agreement or any of the Share Purchase Documents or any other document or security;

26.3.6	any unenforceability, illegality or invalidity of any obligation of any person under this Agreement or any of the Share Purchase Documents or any other document or security; or

26.3.7	any insolvency of any person or similar proceedings.

26.4	If and whenever the Purchaser defaults for any reason whatsoever in the performance of its obligation to pay all amounts payable by the Purchaser under any Share Purchase Document to which it is a party, the Purchaser Guarantors shall (on the several basis described in clause 26.2) forthwith unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) such obligation in the manner prescribed by such Share Purchase Document so that the same benefits shall be conferred on the Seller as it would have received if such obligation had been duly performed and satisfied by the Purchaser.

26.5	The Seller shall not be obliged before exercising any of the rights, powers or remedies conferred upon it by this clause 26 or by law:

26.5.1	to make any demand of the Purchaser;

26.5.2	to take any action or obtain judgment in any court against the Purchaser;

26.5.3	to make or file any claim or proof in a winding-up or dissolution of the Purchaser; or

26.5.4	to enforce or seek to enforce any other security taken in respect of any of the obligations of the Purchaser hereunder.

26.6	Each Purchaser Guarantor agrees that, so long as any amounts are owed by the Purchaser under this Agreement or the Tax Covenant it shall not exercise any rights which it may at any time have by reason of performance by it of its obligations under this Agreement or the Tax Covenant:

26.6.1	to be indemnified by the Purchaser in respect of the obligations assumed by the Purchaser Guarantors under this Agreement or the Tax Covenant; and/or

26.6.2	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Purchaser under this Agreement or the Tax Covenant or of any other security taken pursuant to, or in connection with, this Agreement or the Tax Covenant by the Purchaser.

27.	GUARANTEE FROM THE SELLER GUARANTOR

27.1	In consideration of the Purchaser entering into this Agreement and for other good and valuable consideration receipt of which is hereby acknowledged, the Seller Guarantor hereby unconditionally and irrevocably (i) guarantees to the Purchaser the full, due and punctual payment by the Seller of amounts due in respect of liabilities of the Seller for all Claims under this Agreement (other than Claims for breach of a Warranty) and all Claims under the Tax Covenant, and (ii) indemnifies the Purchaser immediately on demand against any cost, loss or liability suffered by it if any obligation guaranteed by the Seller Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount that the Purchaser would otherwise have been entitled to. The Seller Guarantor shall be liable for all such obligations arising under this clause 27.1 as if it were a primary obligor. The guarantee in this clause 27.1 is a continuing guarantee and will extend to the ultimate balance of sums payable by the Seller in respect of all Claims under this Agreement (other than Claims for breach of a Warranty) and all Claims under the Tax Covenant and the ultimate balance of sums payable by the Seller Guarantor to the Purchaser, regardless of any intermediate payment or discharge.

27.2	The Seller Guarantor’s obligations under this clause 27 will not be affected by any act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 27, including (without limitation and whether or not known to the Seller Guarantor or the Seller):

27.2.1	any time, waiver or consent granted to, or composition with, the Seller or the Seller Guarantor;

27.2.2	the release of the Seller or the Seller Guarantor or any other person under the terms of any composition or arrangement with any of their creditors;

27.2.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Seller or the Seller Guarantor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to release the full value of any security;

27.2.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Seller or the Seller Guarantor or any other person;

27.2.5	any amendment (however, fundamental) or replacement of the Agreement or any of the Share Purchase Documents or any other document or security;

27.2.6	any unenforceability, illegality or invalidity of any obligation of any person under the Agreement or any of the Share Purchase Documents or any other document or security; or

27.2.7	any insolvency of any person or similar proceedings.

27.3	If and whenever the Seller defaults for any reason whatsoever in the performance of its obligation to pay a liability of the Seller in respect of a Claim (other than a Claim for breach of a Warranty) or a Claim under the Tax Covenant, the Seller Guarantor shall forthwith unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) such obligation, commitment or undertaking in regard to which such default has been made in the manner prescribed by the relevant agreement so that the same benefits shall be conferred on the Purchaser as it would have received if such obligation, commitment or undertaking had been duly performed and satisfied by the Seller.

27.4	The Purchaser shall not be obliged before exercising any of the rights, powers or remedies conferred upon it by this clause 27 or by law:

27.4.1	subject to paragraph 8 of Schedule 3, to make any demand of the Seller;

27.4.2	to take any action or obtain judgment in any court against the Seller;

27.4.3	to make or file any claim or proof in a winding-up or dissolution of the Seller; or

27.4.4	to enforce or seek to enforce any other security taken in respect of any of the obligations of the Seller hereunder.

27.5	The Seller Guarantor agrees that, so long as any amounts are or may be owed by the Seller in respect of all Claims under this Agreement (other than Claims for breach of a Warranty) or a Claim under the Tax Covenant or under any of the Share Purchase Documents to which the Seller is party or the Seller is under any actual or contingent obligation under any such agreements, the Seller Guarantor shall not exercise any rights which the Seller Guarantor may at any time have by reason of performance by it of its obligations under any such agreements:

27.5.1	to be indemnified by the Seller in respect of the obligations assumed by the Seller Guarantor under any such agreements; and/or

27.5.2	to claim any contribution from any other Seller Guarantor of the Seller’s obligations under any such agreements; and/or

27.5.3	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Seller under any such agreements or of any other security taken pursuant to, or in connection with, any such agreements by the Seller.

28.	THIRD PARTY RIGHTS

28.1	The parties to this Agreement do not intend that any term of this Agreement (other than clause 10.3, which shall be enforceable by SCCL) should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise. Notwithstanding the foregoing, if any benefits are conferred by this Agreement on any third party by virtue of such statute, the parties to this Agreement may agree to vary or rescind this Agreement without any such third party’s consent.

29.	COUNTERPARTS

29.1	This Agreement may be executed in counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

30.	ENTIRE AGREEMENT

30.1	This Agreement and the other Share Purchase Documents (and all other documents which are entered into by the parties or any of them in connection with this Agreement) contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each party acknowledges that it has not been induced to enter this Agreement by and, in agreeing to enter into this Agreement, it has not relied on, any representations or warranties except as expressly stated or referred to in this Agreement and, so far as permitted by law (and except in the case of fraud) and each of the parties hereby waives any remedy in respect of (and acknowledges that no other party nor any of their agents, advisers, officers or employees have given) any warranties, representations, indemnities or other statements whatsoever (written or oral) not expressly incorporated into this Agreement.

31.	WITHHOLDING, DEDUCTIONS AND SET OFF

31.1	All sums payable under this Agreement (save amounts payable under clause 8.17 and 8.18) shall be made in full without any set-off or counterclaim and free and clear of all deductions or withholdings of any kind, save only as may be required by law, in which event such deduction or withholding shall not exceed the minimum amount required by law.

31.2	If any deduction or withholding is required by law from any payment made under this Agreement then, except in relation to payments of interest, the party making the payment shall pay the recipient such additional sum (the “Additional Sum”) as will, after such deduction or withholding has been made (and after taking into account any Tax payable in respect of the Additional Sum), leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

31.3	If any Tax Authority brings into charge to Tax any sum paid by a party to any other party under this Agreement then, except in relation to payments of interest, the Purchase Price and any amounts paid pursuant to clauses 4.2, 6.3 and 7.6, the same obligation to pay an Additional Sum as is referred to in clause 31.2 above shall apply in relation to such Tax as if it were a deduction or withholding required by law; provided that if this clause 31.3 requires payment of an Additional Sum, if and to the extent that payment of such Additional Sum would cause the total sum paid by the Seller Parties under this Agreement to exceed an amount equal to the Purchase Price less £10 then such Additional Sum shall be deemed to be reduced so that the total sum paid by the Seller Parties under this Agreement does not exceed the Purchase Price less £10.

31.4	If any party pays an additional amount under this Agreement and the recipient receives, by virtue of the receipt of that additional amount (or in relation to the matter giving rise to the payment of that additional amount) a credit for, refund of or relief from any Tax or other monies payable by it or a similar benefit by reason of any deduction or withholding for or on account of Tax or by reason of any Tax charged in respect of which there is an additional amount under clause 31.3 or this clause 31.4, then that party shall reimburse to the other relevant parties the amount of such credit, refund, relief, or similar benefit.

31.5	If a party to this Agreement assigns the benefit of this Agreement, the other relevant parties shall only be liable to make additional payments pursuant to clauses 31.3 or 31.4 above to the extent that those other parties would have been liable to make those payments if no assignment had occurred.

32.	CHOICE OF GOVERNING LAW

32.1	This Agreement shall be governed by and construed in accordance with English law.

32.2	Each party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any Proceedings which may arise out of or in connection with this Agreement and that accordingly any Proceedings shall be brought in such courts.

32.3	Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of proceedings in the English courts. Each party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

IN WITNESS whereof the parties have entered this Agreement the day and year first before written.

SCHEDULE 1

CORPORATE INFORMATION

PART A

Calpine UK Operations Limited

Registered number:	04241615

Date of incorporation:	26 June 2001

Place of incorporation:	England and Wales

Type of company:	Private limited by shares

Address of registered office:	Saltend Hedon Road Hull East Riding of Yorkshire HU12 8GA

Directors:	Lisa Marie Bodensteiner Peter Cartwright Ann B Curtis

Secretary:	Alycia Lyons Goody

Authorised share capital:	£1,000,000 comprised of 1,000,000 ordinary shares of £1 each

Issued share capital:	1 ordinary share

Shareholder:	Calpine UK Holdings Limited

Accounting reference date:	31 December

Auditors:	PricewaterhouseCoopers LLP

PART B

Saltend Cogeneration Company Limited

Registered number:	03274929

Date of incorporation:	1 November 1996

Place of incorporation:	England and Wales

Type of company:	Private limited by shares

Address of registered office:	Saltend Hedon Road Hull East Riding of Yorkshire HU12 8GA

Directors:	Peter Cartwright Ann B Curtis Christopher Bowlas Lisa Marie Bodensteiner

Secretary:	Alycia Lyons Goody

Authorised share capital:	£80,201,000 comprised of 80,201,000 ‘A’ ordinary shares of £1 each

Issued share capital:	80,201,000 ‘A’ ordinary shares

Shareholder Accounting reference date:	Calpine UK Holdings Limited 31 December

Auditors:	PricewaterhouseCoopers LLP

SCHEDULE 2
THE WARRANTIES

The Seller warrants to the Purchaser as follows:

1.	Ownership of the Shares

The Seller is the sole legal and beneficial owner of the Shares.

2.	Capacity of the Seller

2.1	The Seller has the requisite capacity, power and authority to enter into and perform its obligations under this Agreement and the Tax Covenant and each other Share Purchase Document to which it is expressed to be a party.

2.2	The Seller has taken all necessary corporate action required by constitutional documents to permit it to enter into and perform its obligations under this Agreement and the Tax Covenant and each other Share Purchase Document to which it is expressed to be a party.

2.3	This Agreement constitutes and the Tax Covenant and each other Share Purchase Document to which it is expressed to be a party will, when executed, constitute binding obligations of the Seller in accordance with their respective terms.

2.4	The execution and delivery of, the performance by the Seller of its obligations under this Agreement and the Tax Covenant and each other Share Purchase Document to which it is expressed to be a party will not (or with the giving of notice or lapse of time would not):

2.4.1	result in a breach of any provision of the constitutional or organisational documents of the Seller including its memorandum and articles of association;

2.4.2	result in a breach of any order, judgment or decree of any court or law or regulation of any government or governmental agency to which the Seller is a party or by which the Seller is bound or any agreement, arrangement or obligation by which the Seller or any member of the Sale Group is bound; or

2.4.3	save for those necessary in relation to the satisfaction of the BP Conditions and the Anti-Trust Condition, require it to obtain any consent or approval of, or give notice to or make any registration with, any Competent Authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked.

3.	Company Structure, etc.

3.1	The Shares comprise the entire allotted and issued share capital of the members of the Sale Group and all Shares have been properly allotted and issued and are fully paid up.

3.2	The Shares are legally and beneficially owned by the Seller free from any Encumbrances, except for Permitted Encumbrances, and there is no agreement, arrangement or obligation to give or create an Encumbrance in relation to any of the Shares.

3.3	There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment or issue of, any shares (including the Shares) or debentures in or securities of the any member of the Sale Group.

3.4	The information given in Schedule 1 in relation to each member of the Sale Group is true, accurate and not misleading, subject to any changes to the directors or secretary that have been notified to the Purchaser.

3.5	No member of the Sale Group has, and during the Relevant Period no member of the Sale Group has had, any interest in the share capital of any other company.

3.6	Neither SCCL nor UK OpCo carries on any business in partnership or through a joint venture with any other person and neither of them is a member of any corporate or unincorporated body, undertaking or association.

3.7	All registers of each member of the Sale Group contain an accurate record of the matters which are required to be dealt with there and, so far as the Seller is aware, no member of the Sale Group has received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect during the Relevant Period.

4.	Compliance

4.1	Each member of the Sale Group has during the Relevant Period complied with all laws, statutes, regulations and other legal, procedural and administrative requirements applicable to it in the United Kingdom save where failure to comply with the foregoing would not have a material adverse effect on the Sale Group or the Business.

4.2	No member of the Sale Group has received any written notification during the Relevant Period that any non-routine investigation or inquiry is being conducted by any Competent Authority in respect of its affairs and where there is a likelihood that such investigation or inquiry will lead to Proceedings.

4.3	Neither the execution and delivery of this Agreement or the Tax Covenant or any of the other Share Purchase Documents, nor the consummation of the transactions contemplated thereby will result in a breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or (other than to the extent contemplated in the BP Conditions) require any consent (which has not been obtained) under, any indenture, licence, contract, agreement or other instrument or obligation to which the Seller or a member of the Sale Group is a party or by which any of them or their respective assets is bound or (other than to the extent contemplated in the BP Conditions and the Anti-Trust Condition) which requires the approval or consent of any third party which has not been obtained.

4.4	Each member of the Sale Group:

4.4.1	is in compliance in all material respect with each Material Contract to which it is a party to the extent that it has obligations thereunder (including obligations relating to the Environment); and

4.4.2	has not waived any material rights under any Material Contract to which it is a party.

4.5	So far as the Seller is aware, there is no material default on the part of any counterparty to any Material Contract to which a Sale Group member is a party and no counterparty to any such Material Contract has given notice of its intention to terminate such Material Contract.

5.	Encumbrances/Borrowings

5.1	Details of all loans and all other financial facilities available to any member of the Sale Group are set out in the Data Room or the Disclosure Letter. The amounts borrowed by each member of the Sale Group thereunder (if any) do not exceed any limitation on their respective borrowing power as contained in their Articles of Association or in any debenture or other deed or contractual commitment binding upon them.

5.2	No member of the Sale Group has outstanding any loan capital, nor have they factored any of their debts, nor engaged in any financing of a type which would not be required to be shown or reflected in the Accounts or borrowed any money which they have not repaid, save for borrowings disclosed in the Disclosure Letter.

5.3	During the Relevant Period, no member of the Sale Group has entered into any guarantee, indemnity, performance bond, suretyship, letter of credit or other security to secure an obligation of any person that is outstanding. So far as the Seller is aware, prior to the Relevant Period no member of the Sale Group entered into any guarantee, indemnity, performance bond, suretyship, letter of credit or other security to secure an obligation of any person that is outstanding. The Disclosure Letter sets out a complete list of all guarantees, letters of credit or other security granted by any person to secure the obligations of a Sale Group member.

5.4	No member of the Sale Group is party to or has any liability under any Material Contract which can be terminated by virtue of the transactions contemplated in this Agreement including any change in the ownership or control of SCCL or UK OpCo or both of them.

5.5	The Disclosure Letter sets out any current outstanding indebtedness (save for any indebtedness incurred in the ordinary course of business) owed by SCCL to the Calpine Group or any Calpine Group member. No amounts are owed by UK OpCo to the Calpine Group or any Calpine Group member (save for amounts that may be owing from UK OpCo to SCCL).

5.6	The aggregate of all amounts (including any interest that has accrued thereon) owed by SCCL to the Calpine Group is:

5.6.1	not less than the aggregate of [*] and

5.6.2	not in excess of the aggregate of [*]

6.	Accuracy and Adequacy of information

6.1	The copies of the memorandum and articles of association of each member of the Sale Group in the Data Room and attached to the Disclosure Letter are complete and accurate.

6.2	The Seller has made available to the Purchaser in the Data Room copies of Material Contracts (other than the transactions entered into under the Electricity Trading Agreements) to which a Sale Group member is a party and the Disclosure Letter sets out the Data Room document references for accurate and complete copies of such documents and agreements.

6.3	During the Relevant Period, no member of the Sale Group has received written notice that it is in breach of any Material Contract.

6.4	None of the individuals identified in clause 1.2.15 are aware (having read and considered the Warranties but without any of them being required to make any further enquiry) of any document contained in the Data Room that is inconsistent in any material respect with any of the New Warranties (and for these purposes the Seller shall not be fixed with the knowledge of any other person or be treated as having any imputed or constructive knowledge).

7.	Accounts

7.1	The Accounts have been prepared on a consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

7.2	The Accounts show a true and fair view of the assets and liabilities of each of SCCL and UK OpCo as at the Accounts Date and of the profits and losses of each of SCCL and UK OpCo for the financial year ended on the Accounts Date.

8.	Events Since the Accounts Date

8.1	Since the Accounts Date:

8.1.1	the business of each Sale Group member has been operated in the ordinary course consistent with the relevant Sale Group member’s usual practices;

8.1.2	no Sale Group member has, other than in the ordinary course of its business consistent with its usual practices:

(a)	acquired or disposed of, or agreed to acquire or dispose of, an asset; or

(b)	assumed or incurred, or agreed to assume or incur, a liability, obligation or expense (actual or contingent); or

(c)	factored, sold or agreed to sell a debt;

8.1.3	no Sale Group member has, other than under the Supplemental Agreement and/or the 2005 budget and plant improvement plan disclosed in the Data Room:

(a)	made, or agreed to make, capital expenditure exceeding in total [*] ; or

(b)	incurred, or agreed to incur, a commitment or commitments involving capital expenditure exceeding in total [*] and

8.1.4	no Sale Group member has declared, paid or made a dividend or distribution (including, without limitation, a distribution within the meaning of the ICTA 1988) except as provided in the Accounts.

9.	Licences

9.1	The Sale Group has all licences (including statutory licences), authorisations, certificates and consents necessary to carry on the Business as presently conducted and, all such licences, authorisations, certificates and consents are valid and subsisting and are being complied with in all material respects. No member of the Sale Group has received written notice during the Relevant Period to the effect that, and nor is the Seller aware of any fact or circumstances which would reasonably:

9.1.1	constitute a breach of any of the terms or conditions of any such licence, authorisation, certificate or consent; or

9.1.2	result in any such licence, authorisation or consent being revoked, suspended or terminated.

10.	Litigation

10.1	Other than as plaintiff in the collection of debts arising in the ordinary course of business, no member of the Sale Group is engaged in any litigation or arbitration, administrative, regulatory or criminal proceedings, whether as plaintiff, defendant or otherwise.

10.2	Save as disclosed in the Disclosure Letter, so far as the Seller is aware (i) no litigation or arbitration, administrative, regulatory or criminal proceedings as are referred to in paragraph 10.1 have been threatened or is pending and, (ii) no fact or circumstance has occurred which entitle any person to bring or commence such proceeding.

11.	Ownership and Condition of Assets

11.1	Each asset included in the Accounts, or acquired by a Sale Group member since the Accounts Date (other than current assets sold, realised or applied in the ordinary course of trading and other than the Property) is owned both legally and beneficially by the relevant member of the Sale Group as the case may be.

11.2	There is no Encumbrance (other than a Permitted Encumbrance) on, over or affecting the whole or any part of the assets or undertaking of any member of the Sale Group (other than any asset acquired in the ordinary course of business on terms that the property does not pass until payment is made) and no member of the Sale Group is a party to an agreement, obligation or commitment to give or create any such Encumbrance.

12.	Intellectual Property

12.1	All rights and interest in the Company Business Intellectual Property and Company Business Know-how that are used in the Business are legally and beneficially owned by a member of the Sale Group or the Sale Group has the benefit of them.

12.2	Particulars of all material Business Information Technology used in the Business are contained in the Data Room and attached to the Disclosure Letter.

12.3	The Company Business Intellectual Property is valid and enforceable and (if registered) has not been declared, and the Seller has no reason to believe that it will be declared, invalid or, if it is the subject of an application for registration or grant, the application has been duly made and is subsisting and all renewal fees payable in respect of any of the Company Business Intellectual Property have been paid to date during the Relevant Period.

12.4	Details of all material licences relating to the Company Business Intellectual Property and Company Business Know-how and all material particulars as to registration of (and application to register) the Company Business Intellectual Property, are set out in the Disclosure Letter.

12.5	So far as the Seller is aware, none of the Company Business Intellectual Property is currently being infringed or used without authorisation by any third party.

12.6	The Business Information Technology comprises all of the information technology (including, without limitation, hardware, software, firmware, networks and connecting media) and documents relating thereto which are used in the Business.

12.7	The Business Information Technology is owned and operated by and is under the control of a Sale Group member and is not wholly or partly dependant on any facilities which are not under the ownership, operation or control of a Sale Group member and is adequate for the needs of the Business as conducted as at the Completion Date.

13.	Insurances

13.1	The Calpine Group has obtained and is maintaining the insurance cover for the Facility. Details of the insurance policies in respect of which each member of the Sale Group has an interest that are material to the Business are included in the Data Room and set out in the Disclosure Letter and so far as the Seller is aware, all such policies are in full force and effect and are not void or voidable and, save as disclosed, no claims are outstanding and, so far as the Seller is aware, no event has occurred giving rise to any claim which would have a material adverse affect on the ability of the Sale Group to carry on the Business.

14.	Employment

14.1	A list of the names, positions, dates of birth, dates of commencement of continuous employment, salary of, and profits, and other benefits (other than those referred to in paragraph 14.8 below) available to, Employees as at the date of this Agreement are set out in the Disclosure Letter. Save as disclosed in the Disclosure Letter, no member of the Sale Group has made any representations, offers or promises to any of the Employees to vary any of the foregoing.

14.2	All contracts of employment with Employees provide [*]

14.3	SCCL does not have any employees. All persons employed in the Sale Group are employed by UK OpCo. So far as the Seller is aware, UK OpCo has complied in all material respects with all statutes and regulations (including for the avoidance of doubt Regulation 10 of the Transfer Regulations) relating to the terms and condition of employment of the Employees during the Relevant Period.

14.4	Copies of collective and recognition agreements (currently in force and applicable) in relation to the Employees are attached to the Disclosure Letter. There is no material dispute with any trade union, works counsel or representative body, or, so far as the Seller is aware, pending or threatened in relation to any member of the Sale Group.

14.5	No member of the Sale Group is involved in any litigation, arbitration, mediation, administration or criminal proceeding in connection with or arising with any Employee arising from their employment by UK OpCo and the performance of their duties in relation the Sale Group.

14.6	UK OpCo has no employees other than those engaged wholly in the Business and all of the employees engaged in the Business are employed by UK OpCo.

14.7	There are no consultants employed or engaged on a continuous basis in the Business.

14.8	No Employee will be entitled to any bonus, incentive payment, compensation or other benefit or payment as a consequence of the transactions contemplated by this Agreement.

14.9	Save for the group personal pension with Scottish Equitable (the “GPPP”), no member of the Sale Group has any liabilities or contingent liabilities in respect of any scheme or arrangement for the provision of pensions or other retirement or death benefits, or has announced any proposal to establish such a scheme or arrangement. So far as the Seller is aware, the Sale Group has complied with all its obligations in respect of the GPPP, and no employee or former employee of the Sale Group has been promised any particular level of benefits in respect of the GPPP.

14.10	None of the Sale Group, the Seller or any member of the Calpine Group has agreed or proposed to provide any Employee with any benefit, compensation, damages, redundancy payment or other payment (save for payment in respect of the applicable notice period and/or a statutory redundancy payment) which might arise or be payable on or as a consequence of the termination of an Employee’s employment.

14.11	No member of the Sale Group has provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or employee or to any of their dependants.

14.12	So far as the Seller and the Sale Group is aware there is no form of industrial action, strike or other dispute threatened or pending between any member of the Sale Group and any Employee or trade union or other representative of any of the Employees.

14.13	No Sale Group member operates any share incentive scheme, share option scheme, profit sharing, bonus or other incentive scheme.

15.	Tax

15.1	Each member of the Sale Group has complied in all material respects with all its obligations under any applicable laws, rules and regulations relating to Tax (including withholding of taxes under any law) and has, within the time and the manner prescribed by law, withheld and paid over to the proper Tax Authority all amounts required to be so withheld and paid over under applicable laws.

15.2	All notices, returns, computations and registrations of each member of the Sale Group for any Tax purpose have been made within the requisite periods, on a proper basis and are true, correct and complete. Each member of the Sale Group has paid in full all Taxes that have become due for payment for all periods ending on or prior to the date of this Agreement.

15.3	None of the notices, returns, computations and registrations of any member of the Sale Group for the purposes of Taxation and nothing contained in any such notice, return, computation or registration is, nor, so far as the Seller is aware, is likely to be, the subject of any dispute with any Tax Authority and no member of the Sale Group is and no member of the Sale Group expects to be involved in any dispute in relation to Taxation. Each member of the Sale Group has duly submitted all claims and disclaimers which have been assumed to be made for the purposes of the Accounts.

15.4	No member of the Sale Group has been subject to any non-routine visit, audit, investigation, discovery or access order by any Tax Authority during any accounting period ending on or within three (3) years before the date hereof and, so far as the Seller is aware, there are no circumstances existing which make it likely that a non-routine visit, audit, investigation, discovery or access order will be made.

15.5	Each Sale Group member has properly operated the Pay As You Earn system (including in relation to national insurance contributions) and has complied with each reporting obligation in connection with benefits provided (whether by the Sale Group Member or by any other person) for a Sale Group member’s directors, other officers and employees and former directors, other officers and employees.

15.6	No member of the Sale Group has without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765 of ICTA 1988 which would be unlawful in the absence of such consent and each member of the Sale Group has, where relevant, complied with the requirements of section 765A(2) of ICTA 1988 (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.

15.7	Each member of the Sale Group has been only resident in the United Kingdom for Taxation purposes and has not been liable to corporation tax (or the equivalent thereto in any jurisdiction outside the United Kingdom) in any jurisdiction other than the United Kingdom, during the Relevant Period.

15.8	Each member of the Sale Group has sufficient records relating to past events to permit accurate calculation of the Taxation liability which would arise upon a disposal or realisation on Completion of each asset owned by it at the Accounts Date or acquired by it since that date but before Completion.

15.9	The Disclosure Letter gives details of every written agreement that a member of the Sale Group has entered into with any Calpine Group member for the claim or surrender of group relief under the provisions of Chapter IV of Part X of ICTA 1988. No member of the Sale Group will make or agree to make or accept any such surrender to or from a member of the Calpine Group after the date of this Agreement, save to the extent such surrender is made after Completion in accordance with the Tax Covenant.

15.10	No liability for Taxation will or may arise by reason of any member of the Sale Group ceasing to be a member of a group of companies (as defined in section 170 of TCGA 1992) in connection with the sale of the Shares contemplated by this Agreement.

15.11	Each member of the Sale Group is a taxable person duly registered for the purposes of VAT. Each member of the Sale Group has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns and maintains full and accurate VAT records. No member of the Sale Group has ever been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under section 59 or 64 of VATA nor been given a warning under section 76(2) of VATA nor has any member of the Sale Group been required to give security under paragraph 4 of Schedule 11 to VATA. No member of the Sale Group is or has been treated as a member of a group for the purposes of VAT, nor has any member of the Sale Group applied for such treatment.

15.12	No member of the Sale Group, nor a company of which a member of the Sale Group is a relevant associate within the meaning of paragraph 3(7) of Schedule 10 to the VATA (election to waive exemption), has elected to waive exemption under paragraph 2 of that Schedule 10 in relation to any land except as disclosed in the Disclosure Letter.

15.13	All documents to which any member of the Sale Group is a party made prior to the date hereof and which form part of the relevant member of the Sale Group’s title to any asset or in the enforcement of which the relevant member of the Sale Group is or may be interested and which are subject to stamp or similar duty, have been duly stamped and adjudicated (as the case may be).

15.14	No Sale Group member holds an asset that was transferred to it by an instrument which was executed in the three years ending on the date of this Agreement and to which section 111 or 113 of the Finance Act 2002 could apply. No Sale Group member holds or has held a chargeable interest that was acquired by it under a relevant transaction in the three years ending on the date of this Agreement and no Sale Group member holds or has held a chargeable interest that is or was derived from a chargeable interest so acquired. For the purposes of this warranty:

“chargeable interest” has the same meaning as in Part 4 of the Finance Act 2003;

“reconstruction relief” has the same meaning as in Part 2 of Schedule 7 to the Finance Act 2003; and

“relevant transaction” means a transaction: (a) that is exempt from stamp duty land tax by virtue of paragraph 1 of Schedule 7 to the Finance Act 2003 (group relief) or by virtue of reconstruction relief, or (b) that is subject to a reduced rate of stamp duty land tax by virtue of acquisition relief.

15.15	SCCL is a taxable person and is duly registered for the purposes of the Climate Change Levy (pursuant to Schedules 6 and 7 to the Finance Act 2000). SCCL has complied with all statutory provisions, rules, regulations, orders and directions made in respect of the Climate Change Levy, has promptly submitted accurate returns and maintains full and accurate records concerning the Climate Change levy. SCCL has never been, and, so far as the Seller is aware, is not likely to be, subject to any surcharge, interest, forfeiture or penalty under Schedules 6 or 7 to the Finance Act 2000.

15.16	The total capital expenditure for the Facility as at 31 December 2004 was [*] . This figure is the sum of capital expenditure of [*] as shown in the Accounts. The written down allowances to which the Sale Group was entitled as at 1 January 2005 are as follows:

15.16.1	in respect of plant and machinery, not less than [*] ;

15.16.2	in respect of long life assets, not less than [*] ;

15.16.3	in respect of industrial building allowances, not less than [*] .

15.17	Except as disclosed in the Disclosure Letter, to the best of the Seller’s knowledge, information and belief, no Sale Group member is or has been a party to or otherwise involved in any transaction, agreement or arrangement (other than a transaction, agreement or arrangement between Sale Group members) which was entered into otherwise than by way of a bargain at arm’s length, or any transaction, agreement or arrangement (other than a transaction, agreement or arrangement between Sale Group Members), whether or not entered into by way of a bargain at arm’s length, under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities, in each case in circumstances where Schedule 28AA Taxes Act applies or applied to the relevant transaction, agreement or arrangement by virtue of paragraph 1(1) of that Schedule.

15.18	[*]

16.	Environmental

16.1	So far as the Seller is aware, the Sale Group currently complies with all Environmental Laws in all material respects insofar as they relate to the Business and, so far as the Seller is aware, has so complied during the Relevant Period.

16.2	Copies of material Environmental Approvals (excluding for the avoidance of doubt any approvals, consents or the permissions required under the Electricity Act 1989) held by the members of the Sale Group necessary for the carrying on of the Business as now carried on (“Environmental Approvals”) and commissioned during the Relevant Period are attached to the Disclosure Letter. So far as the Seller is aware, all such Current Environmental Approvals are in full force and effect and are being complied with in all material respects.

16.3	So far as the Seller is aware, all Environmental Approvals (excluding for the avoidance of doubt any approvals, consents or permissions required under the Electricity Act 1989)

necessary for the Business as now carried on have been obtained. No member of the Sale Group has received any written notice during the Relevant Period which is still outstanding from any third party (including any Competent Authority) nor is the Seller aware of any facts or circumstance:

16.3.1	indicating that there are investigations, enquiries or proceedings outstanding or pending against any member of the Sale Group that are likely to result in the suspension, cancellation, refusal, variation, amendment or revocation of any Current Environmental Approval;

16.3.2	alleging or claiming that any member of the Sale Group will be liable under Environmental Law to undertake or pay for any material remediation including any material remediation required to be undertaken at or in the vicinity of the Property; and/or

16.3.3	indicating that any litigation or arbitration, administrative, regulatory or criminal proceedings as are described in paragraph 16.4 are pending or threatened against the Sale Group or that such proceedings are likely to be brought against the Sale Group.

16.4	No member of the Sale Group is engaged in any litigation or arbitration, administrative, regulatory, or criminal proceedings involving any liability arising under or pursuant to any Environmental Law, whether as plaintiff, defendant or otherwise.

16.5	There are no material environmental audit reports or any material environmental assessments relating to the assets and business of the Sale Group prepared in the last twelve (12) months other than those which have been supplied in the Data Room or are attached to the Disclosure Letter.

16.6	So far as the Seller is aware, no physical works or physical upgrades to the Facility (other than as provided for in the Accounts or Completion Balance Sheet) are reasonably anticipated in the next 15 months in order to comply with Environmental Laws or to maintain or obtain any Environmental Approval.

17.	Property

17.1	The factual information provided by the Seller for the purpose of the preparation of the Certificate of Title was true and complete in all material respects at the date upon which it was delivered to Addleshaw Goddard and remains so at the date of delivery of the Certificate of Title to the Purchaser on Completion.

17.2	The Property comprises all the land and buildings currently owned, used or occupied by the Sale Group

17.3	Other than in respect of the Property, the Sale Group has no actual or contingent liability to any third party in its capacity as present or formal freeholder, leaseholder or surety of any freehold or leasehold land.

18.	Insolvency

18.1	No petition has been presented, no order has been made, or resolution passed for the winding up of the Seller or a Sale Group member or for the appointment of a liquidator or provisional liquidator to the Seller or a Sale Group member.

18.2	No administrator has been appointed in relation to the Seller or a Sale Group member. No notice has been given or filed with the court of an intention to appoint an administrator to the Seller or a Sale Group member. No petition or application has been presented or order made for the appointment of an administrator in respect of the Seller or a Sale Group member. No receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such person, over the whole or part of the Seller’s or a Sale Group member’s business or assets.

18.3	No moratorium has been sought or has been granted under section 1A of the Insolvency Act 1986 in respect of the Seller or a Sale Group member. No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Seller or a Sale Group member.

18.4	Neither the Seller nor any Sale Group member is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986. There are no unsatisfied written demands that have been served on the Seller or a Sale Group member pursuant to section 123 (1)(a) of the Insolvency Act 1986. There is no unsatisfied judgment or court order outstanding against the Seller or a Sale Group member.

18.5	No compromise or arrangement has been proposed, agreed to or sanctioned under section 425 of the Act in respect of the Seller or a Sale Group member, nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement. Neither the Seller nor any Sale Group member has proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors which would prevent the sale and purchase of the Shares pursuant to this Agreement.

18.6	No distress, execution, attachment, sequestration or other process has been levied on an asset of the Seller or a Sale Group member that remains undischarged.

18.7	So far as the Seller is aware, no action is being taken by the Registrar of Companies to strike the Seller or a Sale Group member off the register under section 652 of the Act.

18.8	So far as the Seller is aware, no Sale Group member has at any time during the two years immediately prior to the date of this Agreement:

18.8.1	entered into a transaction with any person at an undervalue (as referred to in section 238(4) of the Insolvency Act 1986); or

18.8.2	been given a preference by, or given a preference to, any person (as referred to in section 239(4) of the Insolvency Act 1986).

18.9	This Agreement, each Share Purchase Document to be entered into by the Seller or a Sale Group member and the transactions contemplated hereunder and thereunder are being entered into by the Seller and such Sale Group member in good faith and, so far as the Seller is aware, do not constitute:

18.9.1	a transaction with any person at an undervalue (as referred to in section 238(4) of the Insolvency Act 1986 or the equivalent or analogous provisions of law in any other jurisdiction); or

18.9.2	a preference by, or given to a person (as referred to in section 239(4) of the Insolvency Act 1986 or the equivalent or analogous provisions of law in any other jurisdiction).

18.10	Neither the Seller nor any Sale Group member is, in any jurisdiction, subject to any other procedures or steps which are analogous to those set out above in this paragraph 18. The execution and delivery of this Agreement and each Share Purchase Document by the Seller, and the performance of its obligations under this Agreement and each Share Purchase Document will not result in the Seller or any Sale Group member being or becoming subject to any other procedures or steps which are analogous to those set out in sub-paragraphs 18.1, 18.2, 18.4 and 18.6 above in any jurisdiction.

19.	Health and Safety

19.1	So far as the Seller is aware, the Sale Group currently complies in all material respects with all H&S Laws insofar as they relate to the Business and, so far as the Seller is aware, has so complied during the Relevant Period.

19.2	So far as the Seller is aware there are no facts or circumstances indicating that any litigation or arbitration, administrative, regulatory or criminal proceedings as are described in paragraph 19.3 are pending or threatened against the Sale Group.

19.3	No member of the Sale Group is engaged in any litigation or arbitration, administrative, regulatory or criminal proceedings involving any liability arising under or pursuant to any H&S Law whether as plaintiff, defendant or otherwise.

19.4	There are no material health and safety audit reports or material health and safety assessments relating to the assets and business of the Sale Group prepared in the last twelve months other than those which have been supplied in the Data Room or are attached to the Disclosure Letter.

20.	Climate Change

20.1	SCCL has obtained a CHPQA Certificate (as defined in The Climate Change Levy (Combined Heat and Power Stations) Prescribed Conditions and Efficiency Percentages Regulations 2001 SI 2001 No 1140) in relation to the Facility and has complied with all obligations necessary to maintain such certification.

20.2	SCCL has in full force and effect in relation to the Facility a valid Secretary of State (Combined Heat and Power) Exemption Certificate issued pursuant to paragraph 148 of Schedule 6 to the Finance Act 2000 and has done nothing, nor omitted to do anything, that may result in that certificate becoming invalid, varied or otherwise ineffective.

20.3	SCCL has claimed all CHP LECs made available to it in relation to the Facility and has done nothing nor omitted to do anything that may lead to the validity of any CHP LECs being restricted or CHP LECs not being issued in the period following the Completion Date.

21.	Facility/Project specific warranties

21.1	A complete and accurate copy of the Supplemental Agreement dated 21 October 2004 between SCCL and [*] has been made available in the Data Room.

21.2	A complete and accurate copy of the letter of credit provided by or on behalf of [*] to SCCL as security in respect of its completion of the [*] at the Facility ( [*] ) has been made available in the Data Room.

21.3	A complete and accurate copy of the Settlement Agreement dated 21 October 2004 between SCCL and [*] has been made available in the Data Room.

21.4	So far as the Seller is aware, no Remedy Event (as that term is defined in the Site Interface Agreement) has occurred at any time during the Relevant Period and the Seller is not aware of any fact or circumstance which would result in a Remedy Event.

21.5	As at the date of this Agreement, [*]

21.6	As at the date of this Agreement, [*]

21.7	The list of spare parts disclosed in the Data Room shows a complete and accurate record of the spare parts available at the Facility as at 18 May 2005.

21.8	The Disclosure Letter sets out a true, complete and accurate list of SCCL’s outstanding transactions under the GTMAs as at 23 May 2005.

21.9	The Facility has Trading Unit Status (as that term is defined in the Balancing and Settlement Code dated 14 August 2000).

21.10	The maintenance programme due to be carried out on the Facility during 2005 has been commenced by SCCL and, so far as the Seller is aware, neither any member of the Sale Group nor any Seller Party intends to [*]

21.11	So far as the Seller is aware, SCCL has not, since receipt of the letter addressed to SCCL [*]

21.12	So far as the Seller is aware (without having made any enquiry) the Warranted Replies were, when given, true and accurate in all material respects.

SCHEDULE 3
LIMITATION OF LIABILITY

1.	Application of this Schedule

1.1	Subject to paragraph 1.2 of this Schedule 3, the parties intend that the provisions of this Schedule 3 apply to this Agreement and, where so stated to the other Share Purchase Documents.

1.2	Paragraphs 2.1, 2.3 and 2.4 of this Schedule 3 shall not apply to Fundamental Claims. Paragraphs 2.7, 3, 4, 5.4, 5.6 and 6 shall not apply to Tax Claims save that paragraphs 2.7, 4 and 6 shall apply to Tax Warranty Claims.

2.	Limitation of Liability

2.1	The Purchaser shall not be entitled to bring any Claim against any of the Seller Parties and the Seller Parties shall not be liable in respect of any Claim unless the relevant Seller Party receives notice of such Claim from the Purchaser (such notice to contain so far as is reasonably practicable having regard to, amongst other things, the information available to the Purchaser information concerning the matter giving rise to the Claim, the nature of the Claim and the amount of the Claim or an estimate of the amount of such Claim), such notice to be received on or before:

(a)	in respect of Claims (other than Tax Claims or Claims under clause 8.12), the date falling 18 months immediately following Completion;

(b)	in respect of Claims under clause 8.12, the later of (i) the date falling 18 months immediately following Completion, and (ii) the date falling 9 months after the date the Purchaser is first entitled pursuant to the provisions of clause 8.14 to claim under clause 8.12; and

(c)	in respect of Tax Claims, the date falling seven years after the Completion Date.

2.2	The liability of a Seller Party for a Claim in respect of which a notice is given by the Purchaser to such Seller Party in accordance with paragraph 2.1 of this Schedule 3 shall (if such Claim has not been previously satisfied, settled or withdrawn) absolutely determine and any Claim made therein be deemed to have been withdrawn (and no new Claim may be made in respect of the facts, event, matter or circumstance giving rise to such withdrawn Claim) unless legal proceedings in respect of such Claim shall have been commenced within 12 months of the date of service of such notice (or such other period as may be agreed by the Purchaser and the Seller in writing) or, if the Purchaser is using its reasonable efforts to enforce a claim against its insurers in accordance with paragraph 5.5 of this Schedule 3, 18 months of the date of service of such notice. For the purpose of this paragraph 2.2, proceedings shall not be deemed to have commenced unless they shall have been properly issued and validly served upon the Seller.

2.3	The Purchaser shall not be entitled to damages in respect of any Claim under this Agreement or under any other Share Purchase Documents, and the Seller shall have no liability in respect of any Claim by the Purchaser unless:

(a)	[*] ;

(b)	[*] ;

2.4	Subject to paragraph 1.2 of this Schedule 3,

(a)	without prejudice to paragraph 2.4(b) of this Schedule 3, the total aggregate liability of the Seller in respect of all Claims under or in respect of clause 8.12 and all Environmental Indemnity Claims [*]

(b)	the total aggregate liability of the Seller, the Seller Guarantor and Calpine under or in connection with this Agreement and the other Share Purchase Documents shall not [*]

2.5	The total aggregate liability of Seller Parties under or in connection with a Fundamental Claim shall not exceed the Unadjusted Aggregate Purchase Price.

2.6	For the purposes of sub-paragraphs 2.3 and 2.4:

(a)	Claims arising directly from the same fact or event (and, in the case of a Claim under the Tax Covenant or Tax Warranty Claims relating to, or derived from the application of the same section, chapter or part of the Taxes Acts to the same subject matter) shall be treated as one individual Claim rather than a series of individual Claims; and

(b)	the Seller shall be “finally liable” for a Claim only if the amount of such Claim is agreed between the Purchaser and the Seller, or is the subject of a judgment of a court of competent jurisdiction that is not appealable.

2.7	Nothing in this Agreement shall obviate any duty of the Purchaser to mitigate all and any Losses howsoever arising in respect of any Claim (other than a Tax Claim under the Tax Covenant).

3.	Seller Party Exclusions

3.1	No Seller Party shall be liable for any Claim (other than a Tax Claim, to which clause 3.1 of the Tax Covenant shall apply) as follows:

(a)	if and to the extent that the matter is specifically allowed, provided or reserved for in the Accounts;

(b)	if and to the extent that the same occurs, is attributable to, or is increased as a result of, any legislation not in force at Completion or any change of law, regulation, rule, directive, requirement of administrative practice or any change in rates of Tax or the published practice of any Tax Authority or any change of any Competent Authority’s interpretation or application of any legislation, which in each case is not in force or effect at Completion or which takes effect retrospectively. This paragraph shall not apply to changes in Environmental Law (as defined in Schedule 8) for the purpose of any Environmental Indemnity Claim under Schedule 8;

(c)	if and to the extent that the amount of any Claim (other than a Tax Claim) is increased by any delay in the Purchaser making any Claim (other than a Tax Claim);

(d)	in respect of any matter resulting from a change in the accounting policies or practices of the Purchaser or any member of the Purchaser’s Group introduced or having effect after Completion;

(e)	to the extent that the Claim (other than a Tax Claim) would not have arisen but for (or to the extent the same is increased by reason of) a breach by the Purchaser of any of its obligations under this Agreement or the Share Purchase Documents; or

(f)	in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

3.2	The Seller shall not be liable in respect of any Claim other than a Tax Claim, to which clause 3.1 of the Tax Covenant shall apply) to the extent that such Claim (other than a Tax Claim) is caused or increased by:

(a)	any voluntary act, omission, transaction, or arrangement carried out by or at the written request of the Purchaser before Completion or is required under the terms of this Agreement or the Share Purchase Documents;

(b)	any voluntary act, omission, transaction, or arrangement carried out by the Purchaser or by a member of the Purchaser’s Group after Completion otherwise than (a) in the ordinary course of business of the Sale Group as the same was conducted prior to Completion; (b) pursuant to a legally binding commitment entered into before Completion; (c) in order to mitigate, avoid or discharge a liability relating to or arising in respect of a period prior to Completion provided that in the case of an Environmental Indemnity Claim, such mitigation complies with paragraph 5 of Schedule 8; (d) in order to comply with any applicable law or regulation; or (e) at the written request or with the written consent of the Seller;

(c)	any admission of liability made in breach of the provisions of this Schedule or Schedule 8 after the date hereof by the Purchaser or on its behalf or by a member of the Purchaser’s Group or on its behalf on or after Completion; or

(d)	any reorganisation or change in ownership of the Purchaser or any member of the Purchaser’s Group other than in accordance with the transactions the subject of this Agreement.

3.3	The Purchaser shall not be entitled to claim or be paid under any Claim relating to any Environmental Approval, Environmental Laws or Environmental matters or in respect of any Environmental Indemnity Claim to the extent that the relevant Claim would not have resulted but for the Purchaser or any member of the Purchaser’s Group or any person on their behalf making a notification or disclosing any information or matter to any Competent Authority or any other person after Completion, except where such notification or disclosure is expressly required under Environmental Law or is a condition of an Environmental Approval or is required to avoid or abate an Emergency or having regard to prudent environmental practice, is made with the prior consent of the Seller (such consent not to be unreasonably withheld or delayed).

4.	Disclosure

4.1	The Purchaser shall not be entitled to claim that any fact, matter or circumstance which would otherwise give rise to a Claim in respect of the Warranties (other than a Claim under the Tax Covenant) where, in relation to any fact, matter or circumstance forming the basis of the Claim:

(a)	the Purchaser had actual knowledge of it on or before the date of this Agreement;

(b)	such fact matter or circumstance was fairly disclosed in the Disclosure Letter (which in respect of the New Warranties only, shall be deemed to include all the documents comprising the Data Room save that, in respect only of the New Warranties in paragraphs 16.3 and 16.4 of Schedule 2, the Disclosure Letter shall not be deemed to include all the documents comprising the Data Room to the extent that such fact, matter or circumstance is material in the context of the Business taken as a whole), and for this purpose “fairly disclosed” means disclosed in such manner and in such detail as to enable a reasonable purchaser in the same position as the Purchaser to make an informed assessment of the fact, matter or circumstance concerned;

(c)	was a matter specifically provided for in this Agreement; or

(d)	was a matter or thing hereafter required to be done or required to be omitted to be done pursuant to this Agreement (or any other Share Purchase Document or any other subsequent agreement in writing between the Purchaser and the Seller) or otherwise done at the express request in writing or with the express approval in writing of, or on behalf of, the Purchaser.

4.2	Other than as provided in paragraph 4.1, no other knowledge relating to SCCL or UK OpCo (actual, constructive or imputed) shall prevent or limit a Claim made by the Purchaser in respect of the Warranties.

5.	Double Recovery

5.1	Neither the Purchaser nor those deriving title from the Purchaser on or after Completion shall be entitled to recover damages or obtain payment, reimbursement or restitution more than once in respect of any Claim or under the provisions of any Share Purchase Documents.

5.2	The Seller shall not be liable under any of the Warranties to the extent that the Purchaser or the relevant member of the Purchaser’s Group has recovered any amount in respect of the fact, matter or event that gives rise to a breach of thereof any would otherwise be the subject matter of a Claim or under any of the Share Purchase Documents and vice versa.

5.3	The Purchaser shall, subject to paragraph 2 of this Schedule 3, be entitled to bring Claims under one or more applicable Warranties in respect of the same matter fact or circumstance but any liability in respect of such matter fact or circumstance shall be calculated without duplication of recovery by reason of such matter fact or circumstance constituting a breach of more than one Warranty.

5.4	Where the Purchaser or any member of the Purchaser’s Group is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim (other than a Tax Claim, to which clause 6 of the Tax Covenant shall apply) the Purchaser shall, and shall procure that the relevant member of the Purchaser’s Group shall, use all reasonable endeavours to enforce such recovery and, in the event that the Purchaser or any member of the Purchaser’s Group recovers any amount from such other person, the amount of any Claim against the Seller shall be reduced by the amount recovered, less all reasonable costs (including all legal costs), charges and expenses reasonably incurred by the Purchaser or such member of the Purchaser’s Group in recovering that sum from such other person or if that sum is greater than the amount of the relevant Claim, the Claim shall be extinguished PROVIDED THAT the Purchaser shall not be required to commence any legal proceedings where the Purchaser has validly assigned all of its rights in relation to the relevant Claim to the Seller in a manner which entitles the Seller to the same benefits in respect of such rights as the Purchaser had.

5.5	If, in respect of any matter which would give rise to a breach of the Warranties, the Purchaser or the relevant member of the Purchaser’s Group is entitled to claim under any policy of insurance, then the Purchaser shall make such a claim against its insurers and use all reasonable endeavours to enforce such claim. The amount actually recovered from any such insurance claim shall then be applied to reduce or extinguish any Claims for breach of the Warranties in the manner described in clause 14.

5.6	If at any time a Seller Party pays to the Purchaser or any member of the Purchaser’s Group an amount pursuant to a Claim (other than a Tax Claim, to which clause 6 of the Tax Covenant shall apply) and the Purchaser or a member of the Purchaser’s Group subsequently recovers from some other person any sum in respect of any matter giving rise to such Claim (other than a Tax Claim) the Purchaser shall pay, or shall procure that the relevant member of the Purchaser’s Group pays, to the Seller an amount equal to the lesser of (i) the amount paid by the Seller to the Purchaser or member of the Purchaser’s Group in respect of such Claim and (ii) the sum (including interest (if any)) recovered from such other person, in each case after deduction of any reasonable costs (including all legal costs), charges and expenses reasonably incurred in obtaining such recovery.

5.7	Nothing in this paragraph 5 shall oblige the Purchaser to seek to recover any amounts from a third party in respect of any matter giving rise to a Claim before or as a condition to bringing a Claim against any Seller Party.

6.	Remedy

6.1	Without limitation to the Purchaser’s rights under clause 3.6 and except in relation to a Claim in an action for damages brought under the Tax Covenant, the Purchaser shall have no rights or remedy whatsoever in respect of any fact, matter or circumstance constituting a breach of Warranty except pursuant to a Claim for such breach under this Agreement (or any Claim under any other provision of this Agreement or any claim under any provision of the Share Purchase Documents in each case) in an action for damages, and the Purchaser hereby irrevocably waives, releases, discharges and acquits the Seller from any other causes of action under or in connection with Share Purchase Documents and the transactions contemplated thereby whether based on statute, regulation or common law, under or in connection with Share Purchase Documents and the transactions contemplated thereby in respect of the fact, matter or circumstance giving rise to the breach except for breach of contract under or otherwise as provided in the Share Purchase Documents and other than in the case of fraud or fraudulent misrepresentation.

6.2	Without limitation to the Purchaser’s rights under clause 3.6, no party to this Agreement shall be entitled to rescind or repudiate this Agreement and the Seller shall not be liable (in equity or tort, under the Misrepresentation Act 1967 or in any other way) in respect of any misrepresentation provided nothing herein shall affect either party’s rights in respect of fraud or a fraudulent misrepresentation.

6.3	The Seller shall have no liability in respect of a breach of Warranty notified to the Seller pursuant to paragraph 2 if such breach is remedied within 30 days of the date such notice is served and no loss is suffered by the Purchaser in respect thereof.

7.	Tax Claims

Clauses 3.1 and 6 of the Tax Covenant shall apply to Tax Warranty Claims.

8.	Priority of Payments in respect of Claims

8.1	All amounts due under this Agreement in respect of Claims for breach of Warranty shall be paid to the Purchaser in the following manner:

(a)	[*]

(b)	[*]

(c)	[*]

8.2	All amounts due under this Agreement or the Tax Covenant in respect of Claims for anything other than breach of Warranty shall be paid to the Purchaser in the following manner:

(a)	[*]

(b)	[*]

(c)	[*]

(d)	[*]

8.3	The Purchaser undertakes to seek all payments in respect of Claims in accordance with the priority set out in paragraphs 8.1 and 8.2. Nothing in this paragraph 8 shall restrict the ability of the Purchaser to serve a Withholding Notice (as defined in the Escrow Agreement) in accordance with the terms of the Escrow Agreement.

SCHEDULE 4
COMPLETION ARRANGEMENTS

PART I

1.	The Seller shall procure that the following board meetings of the Sale Group are held to pass, inter alia, resolutions in relation to the following matters:

1.1	each of the persons nominated by the Purchaser in writing to the Seller prior to Completion be appointed as directors, as the Purchaser shall direct, such appointments to take effect immediately;

1.2	the resignations of each the directors proposed by the Purchaser in writing to the Seller prior to Completion be tendered and accepted so as to take effect immediately;

1.3	the transfer(s) relating to the Shares be approved, subject to Completion, for registration and (subject only to the transfer being duly stamped) the Purchaser registered as the holder of the Shares concerned in the register of members; and

1.4	the resignation of the existing auditors and appointment of new auditors nominated by the Purchaser to be effective immediately after Completion.

2.	Following the performance by the Purchaser of its obligations under paragraphs 1 and 2 of Part II of this Schedule 4 and simultaneously with the Purchaser performing its obligations under paragraphs 3, 4 and 5 of Part II of this Schedule 4, the Seller shall deliver (or procure the delivery of) to the Purchaser or the Purchaser’s Solicitors:

2.1	a copy (certified by the secretary of the Seller to be a true copy of a resolution in force at Completion) of the resolution of the directors of the Seller which authorised the execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and each of the other documents to be executed by the Seller pursuant to this Agreement (unless previously delivered);

2.2	duly executed transfers in respect of the Shares in favour of the Purchaser (or such person as the Purchaser may nominate), share certificates for the Shares in the name of the relevant transferors and any power of attorney under which any transfer is executed on behalf of the Seller;

2.3	a counterpart of the Tax Covenant duly executed by the Seller and the Seller Guarantor;

2.4	a counterpart of the Escrow Agreement duly executed by the Seller;

2.5	a counterpart of the [*] duly executed by the relevant members of the Calpine Group;

2.6	the Certificate of Title and the title deeds, if any, for the Property;

2.7	irrevocable powers of attorney executed by the Seller in favour of the Purchaser, enabling the Purchaser to exercise all voting and other rights attaching to the Shares pending registration of the transfers of the Shares;

2.8	the letters of resignation in the Agreed Form executed as a deed by each of the persons (other than the BP Director) designated by the Purchaser in writing to the

Seller prior to Completion to retire as a director or secretary of a member of the Sale Group and presented to the board meetings referred to in paragraph 1 of this Part I;

2.9	a letter of resignation in the Agreed Form executed by the existing auditors of each member of the Sale Group with a statement, so far as applicable, that there are no circumstances connected with such resignation which they consider should be brought to the attention of the members or creditors of such member of the Sale Group and presented to the board meetings referred to in paragraph 1 of this Part I;

2.10	a legal opinion from Skadden, Arps, Slate, Meagher & Flom (UK) LLP relating to the due execution by the Seller Guarantor of the Share Purchase Documents to which it is a party;

2.11	certified copies of the minutes of the duly held board meetings of the members of the Sale Group (as referred to in paragraph 1 of this Part I of Schedule 4);

2.12	all the statutory (duly written up to date) and other books and records of each member of the Sale Group in its possession or under its control;

2.13	evidence in a form satisfactory to the Purchaser acting reasonably that all amounts under the Luxco Loan Agreement will be prepaid on the Completion Date;

2.14	a release duly executed by the Seller releasing SCCL from its obligations under the promissory note dated 24 August 2004 (as amended) issued by SCCL in favour of the Seller (the “Promissory Note”) in a form satisfactory to the Purchaser acting reasonably;

2.15	a release duly executed by Luxco releasing SCCL from its obligations under the Luxco Loan Agreement in a form satisfactory to the Purchaser acting reasonably;

2.16	evidence of releases (in a form satisfactory to the Purchaser acting reasonably) of any and all security over the Shares or the assets of UK OpCo or SCCL including any such security arrangement referred to in the Disclosure Letter (and the Purchaser will provide all such assistance as the Seller may reasonably request to procure such releases); and

2.17	a duly executed equitable assignment (in a form satisfactory to the Purchaser acting reasonably) of the benefit of all the confidentiality undertakings given by any other potential acquirer of the Shares or the shares in the Seller or the Business (to the extent such undertakings relate to information concerning the Sale Group and/or the Business) and confirmation in writing that it has required each counterparty to any such confidentiality undertaking to return or destroy (i) all Confidential Information (as defined in the relevant confidentiality undertaking) disclosed to such counterparty; and (ii) all other material in such counterparty’s possession containing or reflecting all such Confidential Information (to the extent such Confidential Information is information concerning the Sale Group and/or the Business), in accordance with the terms of the relevant confidentiality undertaking.

PART II

1.	Following the appointment and resignation of directors referred to in paragraph 1 of Part I of this Schedule 4, the Purchaser will procure the holding of a meeting of the directors of SCCL at which the following resolutions will be considered and approved:

1.1	a resolution to approve SCCL’s entry into the Facility Agreement (and the granting of security by SCCL in respect of amounts due thereunder as required under the terms of the Facility Agreement), a loan facility agreement between SCCL and the Purchaser (the “Upstream Loan Agreement”) and the deed of release referred to in paragraph 3.1 of this Part II of Schedule 4;

1.2	a resolution to approve drawing [*] under the Facility Agreement;

1.3	a resolution to approve the payment by SCCL so as to enable the Purchaser to satisfy its obligations under clause 6.3.3 of amounts to Luxco and the Seller to discharge the indebtedness and other amounts owing by SCCL to such entities (as a result of which, inter alia, the releases referred to in paragraphs 2.14 and 2.15 of Part I of this Schedule 4 will be given);

1.4	a resolution to approve, subject to the Purchaser giving a notice of drawdown under the Upstream Loan Agreement, SCCL making an advance to the Purchaser under the Upstream Loan Agreement of an amount equal to the amount by which the amount drawn under the Facility Agreement exceeds the amount paid to Luxco and the Seller pursuant to clause 6.3.3;

1.5	if any of the actions performed pursuant to the resolutions referred to in this paragraph 1 constitute the giving of financial assistance for the purposes of Section 151 of the Act, a resolution to approve the giving of such financial assistance subject to compliance with the Financial Assistance Procedure, such resolution to be passed unanimously; and

1.6	a resolution to approve the form of the statutory declaration pursuant to section 155(6) of the Act relating to the performance of those actions pursuant to the resolutions referred to in this paragraph 1 (to the extent those actions constitute the giving of financial assistance for the purposes of Section 151 of the Act) to be sworn by each director of SCCL.

2.	The Purchaser shall subject to (i) SCCL having net assets immediately prior to implementation of the transactions described in paragraph 3 of this Part II and (ii) delivery of the Accountants Report, procure the execution and delivery to the Registrar of Companies of a statutory declaration pursuant to section 155(6) of the Act relating to the performance of those actions pursuant to the resolutions referred to in paragraph 1 of this Part II (to the extent those actions constitute the giving of financial assistance for the purposes of Section 151 of the Act) sworn by each director of SCCL.

3.	After complying with its obligations under paragraph 2 of this Part II and simultaneously with the performance by the Seller of its obligations under paragraph 2 of Part I of this Schedule 4, the Purchaser shall:

3.1	procure that SCCL executes and delivers a deed of release to the Seller in a form satisfactory to the Seller (acting reasonably) in respect of the “keep well” letter given by the Seller in favour of SCCL dated 19 October 2004; and

3.2	comply with the provisions of clauses 6.3.2 and 6.3.3 in their entirety.

4.	Simultaneously with the performance by the Seller of its obligations under paragraph 2 of Part I of this Schedule 4, the Purchaser shall deliver to the Seller or the Seller’s Solicitors:

4.1	if not already provided, a copy (certified by the secretary of relevant company to be a true copy of a resolution in force at Completion) of the resolution of the board of the directors of the Purchaser and a committee of the board of directors of IPR authorising the execution and delivery of, and the performance by the Purchaser and IPR of their respective obligations under, this Agreement and each of the other documents to be executed by the Purchaser and/or IPR pursuant to this Agreement or directly or indirectly in connection with the transactions contemplated hereunder (unless previously delivered);

4.2	a counterpart of the [*] duly executed as a deed by the Purchaser and by the Purchaser Guarantors in such a form as may be acceptable to [*] ;

4.3	a counterpart of the Tax Covenant in the Agreed Form duly executed by each of the Purchaser Parties;

4.4	a counterpart of the Escrow Agreement duly executed by the Purchaser; and

4.5	the O&M Guarantee duly executed by the Purchaser or by an Affiliate of the Purchaser as the same may be acceptable to [*] .

5.	Simultaneously with the delivery of those documents referred to in paragraph 4 of this Part II, the Purchaser shall deliver:

5.1	to NGC, a letter of credit or other security in replacement of the £758,131 (seven hundred and fifty eight thousand one hundred and thirty one pounds) letter of credit dated 24 August 2001 (extended on 26 January 2004 and on 10 February 2005) provided in support of SCCL’s obligations to pay the Balancing Services Use of System Charges under the CUSC and the CUSC Bilateral Connection Agreement;

5.2	to Elexon Clear Limited, a letter of credit or other security in replacement of the £1,000,000 (one million pounds) letter of credit dated 24 August 2001 (extended on 26 July 2004) issued in favour of Elexon in support of SCCL’s payment obligations under the Balancing and Settlement Code;

5.3	to BP Gas, a letter of credit (if required) to secure the obligations of the members of the Sale Group under the Gas Supply Agreement and the Gas Support Agreement; and

5.4	any replacement credit support or comfort letters provided by a member of the Calpine Group in relation to SCCL or UK OpCo as may be notified by the Seller to the Purchaser not less than two (2) Business Days prior to Completion.

SCHEDULE 5
CONDUCT OF BUSINESS BEFORE COMPLETION

Part I

Each Sale Group member (save in respect of paragraphs 24 to 28 (inclusive)) of this Part I, which shall not apply to UK OpCo) shall, from the date of this Agreement up to and including the date of Completion:

Operation of business; maintenance of assets and undertaking

1.	operate its business in ordinary course consistent with past practice;

Material contracts

2.	not enter into an onerous or unusual agreement, arrangement or obligation or enter into any Material Contract or any other contract that is not in the ordinary course of its business consistent with past practice;

3.	not amend or terminate a Material Contract to which it is a party;

Acquisition or disposal of assets, etc

4.	not acquire or dispose of, or agree to acquire or dispose of, any revenues, assets, business or undertakings except in the ordinary course of its business consistent with past practice or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the ordinary course of its business consistent with past practice.

Share and/or loan capital; interests in bodies corporate

5.	not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

Borrowings and indebtedness; guarantees and other security

6.	not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (except pursuant to (i) overdraft facilities of an amount equal to £125,000, or similar borrowings created or incurred in the ordinary course of its business consistent with past practice or (ii) facilities disclosed in the Disclosure Letter where the borrowing or indebtedness in the nature of borrowing does not exceed the amount available to be drawn by the relevant Sale Group member under those facilities);

7.	not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation outside the ordinary course of business consistent with past practice or in any event in excess of £125,000;

8.	not make, or agree to make, capital expenditure exceeding in total [*] (or its equivalent at the time) or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total [*] (or its equivalent at the time);

Insurance

9.	continue, without amendment, each of the insurance policies which have been disclosed in the Data Room (the “Disclosed Insurance Policies”) and not knowingly do, or omit to do, anything which would:

(a)	make any of the Disclosed Insurance Policies void or voidable; or

(b)	entitle any of the insurers under any of the Disclosed Insurance Policies to refuse indemnity in relation to particular claims in whole or in part,

PROVIDED THAT nothing in this paragraph shall prevent the notification to insurers of claims in circumstances which might give rise to claims under any of the Disclosed Insurance Policies in accordance with the terms of the relevant Disclosed Insurance Policies;

Dividends

10.	not declare, pay or make a dividend or distribution;

Share capital

11.	not reduce its share capital or purchase its own shares;

Tax claims

12.	not make a claim under section 152 or 153 of TCGA 1992 which affects an asset owned by a Sale Group member;

Accounting policies

13.	not make any change to the accounting policies, procedures and principles by reference to which its statutory accounts are drawn up;

Property

14.	in relation to the Property:

(a)	not change its existing use;

(b)	not terminate, or give a notice to terminate, a lease, tenancy or licence;

(c)	not agree a new rent or fee payable under a lease, tenancy or licence;

Employment; benefits

15.	not amend the terms and conditions of employment or engagement (including any increase in emoluments) of a director, other officer or employee (except in the usual course of its business) or provide, or agree to provide, a gratuitous payment or benefit to a director, officer or employee (or any of their dependants) or, except in the ordinary course of its business consistent with past practice, employ, engage or (except for cause) terminate the employment or engagement of, a person;

16.	not establish a Personal Pension Scheme or an Occupational Pension Scheme (in each case as such term is defined in section 1 of the Pensions Act 1993) or other arrangement providing benefit on retirement, cessation of employment, ill-health, injury or death (each a “Pension Scheme”) or amend or discontinue (wholly or partly) a Pension Scheme or communicate to an Employee a plan, proposal or an intention to establish a Pension Scheme or amend, discontinue (wholly or partly), or exercise a discretion, in relation to a Pension Scheme;

Litigation; compliance with law

17.	not start litigation or arbitration proceedings where the amount sought is in excess of [*]

18.	with respect to any litigation or arbitration proceedings or any action, demand or dispute in existence on the date of this Agreement, consult and provide the Purchaser reasonable opportunity to make representations or comments in respect thereof;

19.	with respect to any litigation or arbitration proceedings or any action, demand or dispute, not waive any right;

20.	not release, discharge or compound any liability or claim other than any such liability or claim in existence as at the date of this Agreement;

21.	conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction;

Transactions with the Calpine Group

22.	other than as required under this Agreement, not enter into an agreement, arrangement or obligation (whether legally enforceable or not) in which a Calpine Group member, a director or former director of a Sale Group member, or a person connected with any of them is interested;

Intellectual property

23.	protect, defend, enforce, maintain and renew each of the Company Business Intellectual Property and continue any pending application for the Company Business Intellectual Property;

Cooperation with the Purchaser

24.	co-operate (at the Purchaser’s expense) with the Purchaser to:

(a)	facilitate the efficient continuation of management and operations of the Sale Group after Completion;

(b)	prepare for the introduction of the Purchaser’s normal working procedures in readiness for Completion; and

(c)	prepare for the implementation (after Completion) of trading and hedging strategies and policies consistent with the Purchaser’s trading and hedging strategies and policies,

and shall provide such information as the Purchaser may reasonably request in connection with the provision of finance under the Facility Agreement to enable the lenders thereunder to satisfy their internal compliance requirements;

Emissions Trading

25.	[*]

Hedging Arrangements

25A.	[*]

25B.	[*]

(i)	[*] ;

(ii)	[*] ;

(iii)	[*] .

[*]		[*]
Period	[*] MWh	(MW)
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Prepayment of Debt

26.	Without prejudice to the Warranty contained in paragraph 5.6 of Schedule 2, not to voluntarily prepay, repay or capitalise in whole or in part any amount outstanding under the SCCL Intergroup Debt except:

(a)	for payments of interest, fees and other amounts as the same fall due for payment under the terms of the LuxCo Loan Agreement;

(b)	for refinancings or replacements of all or any portion of SCCL Intergroup Debt where the amount outstanding immediately after giving effect to such refinancing or replacement is substantially equivalent (having regard to costs, expenses and fees, as well as to changes in interest rates, in respect of such refinancing or replacement on an arms’ length basis) to the amount outstanding immediately prior to such refinancing or replacement or as otherwise contemplated pursuant to the terms of this Agreement;

(c)	for the purposes permitted, required or contemplated by the terms of the LuxCo Loan Agreement (including clause 18.5 thereof) or of any other loan or financing agreement to which SCCL or any of its Affiliates is a party (including payments by SCCL to enable Calpine European Funding (Jersey) Holdings Limited (“Calpine Jersey”) to meet its obligations under the Intercompany Loan Agreement dated 31 January 2005 among Calpine Jersey and Calpine European Funding (Jersey) Limited),

provided that (without prejudice to the Warranty contained in paragraph 5.6 of Schedule 2) nothing in this Schedule 5 shall prohibit the Seller, or any member of the Sale Group or any of their respective Affiliates from complying with any of their respective obligations under the LuxCo Loan Agreement or any other loan or financing agreement or arrangement to which any of them is a party.

Operational spare parts

27.	not sell, transfer or otherwise dispose of or contract to sell, transfer or otherwise dispose of any operational spare parts in respect of 2 years of operation of the Facility that are owned by any member of the Sale Group and are used during a 2 year operational cycle;

Part II

The Seller shall not without the Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or rendered subject to conditions):

1.	alter the provisions of any Sale Group member’s Memorandum or Articles of Association (or like constitutional document) or adopt or pass further regulations or resolutions inconsistent therewith; or

2.	pass any resolutions in general meeting or by way of written resolution, including, without limitation, any resolution for winding-up, or to capitalise any profits or any sum standing to the credit of share premium account or capital redemption reserve fund or any other reserve of any Sale Group member.

SCHEDULE 6
DATA ROOM LIST

SCHEDULE 7
[*]

1.	[*]
2.	[*]
3.	[*]
4.	[*]
5.	[*]
6.	[*]
7.	[*]
8.	[*]
9.	[*]
10.	[*]
11.	[*]
12.	[*]
13.	[*]
14.	[*]
15.	[*]
16.	[*]
17.	[*]

SCHEDULE 8
ENVIRONMENTAL COVENANT

1.	Definitions

1.1	In this Schedule:

“ Credible Environmental Risk”	means a risk of such seriousness in relation to a matter that if a Competent Authority in relation to that matter or other relevant third party as appropriate was aware of all relevant information as to the matter, the likelihood of it occurring and seriousness of the likely consequences, such person would be more likely than not to commence Purchaser Environmental Proceedings for the purpose of removing or lessening that risk;

“Environment”	means living organisms including the ecological systems of which they form part and all or any part of the following media (alone or in combination): air (including without limitation the air within the buildings and the air within other natural or man made structures whether above or below ground); water (including without limitation sea, water under or within land or in drains or sewers and coastal and inland waters), and land (including without limitation land under water);

“Environmental Approval”	means any licence, authorisation, consent, permit or any other approval (and any variation or modification thereto) required under or pursuant to Environmental Laws;

“Environmental Claim”	means a claim made under paragraph 2.1(a) or (b) of this Schedule;

“Environmental Condition”	means:

(a) the presence prior to Completion of any Hazardous Substance in, on or under the land at the Property where the presence of any such Hazardous Substance first arose or occurred after 31 March 1998; and

(b) any release or migration of any Hazardous Substance described in (a) above into the Environment; or

(c) any release or migration of any Hazardous Substance from the Gas Line into the

Environment after 31 March 1998 but before Completion;

“Environmental Deed”	means the Environmental Deed of Indemnity dated 18 July 1997 between BP Chemicals and SCCL (as subsequently amended);

“Environmental Laws”	means any and all of the following to the extent that they have the force of law and are enforceable in England:

(a) supranational, national, European Union, federal, state or local statutes, directives or other laws or legislation, secondary or subordinate legislation;

(b) rules, regulations, orders, ordinances, notices, decrees, guidelines, guidance notes, codes of practice, circulars and the like made or issued under (a) above; and

(c) common law and equity,

which (a) have as a purpose or effect the protection of the Environment from pollution and/or contamination and/or which include or provide for remedies or compensation for pollution and/or contamination of the Environment; and/or (b) regulate, restrict or prohibit the generation, release, discharge, emission, keeping, treating, handling, storage, transfer, transport, spillage, deposit or disposal of Hazardous Substances, but shall exclude any such laws to the extent that they relate to town and country planning, consumer protection, human health and safety or worker protection;

[*]	[*]

“Gas Line”	means the gas pipeline servicing the Property;

“Hazardous Substance”	means any substance capable (whether alone or in combination with any other) of causing pollution or contamination of the Environment;

“Landlord’s Action”	means any proceedings, claim, action, notice or demand brought by the Landlord against the Tenant under clause 3.2 or clauses 4.1 or 4.2 of the Environmental Deed;

“Landlord’s Action Losses”	means any Losses incurred by any member of the Purchaser’s Group to the extent that they arise from or relate to any Landlord’s Action to the extent that it arises from an event which occurred or circumstances which first arose during the Relevant Period;

“Losses”	means all losses, liabilities, damages, reasonable costs or expenses (including reasonable legal and other professional costs or expenses and the costs of Remedial Works) or charges but excluding any indirect or consequential losses, and any lost income or profits or business interruption costs save where they are awarded to a third party in Successful Environmental Proceedings;

“Purchaser Environmental Proceedings”	means any civil, criminal, regulatory or administrative proceedings, claim, action, notice or demand which is brought, taken or threatened against any member of the Purchaser’s Group under Environmental Laws;

“Remedial Works”	means any or all of the following:

(a) the carrying out of such works as are reasonably necessary to prevent, minimise, remedy or mitigate the effects of any harm to the Environment caused by Hazardous Substances;

(b) the making of subsequent inspections from time to time for the purpose of keeping under review to the extent reasonably required the sufficiency of the works under (a) above; and

(c) the carrying out of any investigative work as is reasonably required in relation to (a) and (b);

“Successful Environmental Proceedings”	means any Purchaser Environmental Proceedings or Landlord’s Action to the extent that a final, unappealable and legally enforceable finding of liability is obtained by any third party against a relevant member of the Purchaser’s Group or the liability which is the subject of the Purchaser Environmental Proceedings or Landlord’s Action is admitted or otherwise settled or agreed in accordance with paragraph 4.1 of this Schedule.

2.	Seller’s Environmental Covenant

2.1	Subject to the provisions of this Schedule the Seller covenants as follows:

(a)	the Seller covenants with the Purchaser for the Purchaser itself and as trustee for any relevant member of the Purchaser’s Group to pay to the Purchaser an amount equal to the amount of all Environmental Losses; and

(b)	the Seller covenants with the Purchaser for the Purchaser itself and as trustee for any relevant member of the Purchaser’s Group to pay to the Purchaser an amount equal to the amount of all Landlord’s Action Losses.

3.	Other Limitations on Seller’s Liability

3.1	In addition to the Seller’s protections contained in Schedule 3, the Seller shall not be liable under paragraph 2 of this Schedule to the extent that any Environmental Claim:

(a)	arises from or is increased by the worsening or aggravation by any person (other than the Seller or by any person authorised on its behalf) after Completion of any Environmental Condition or of any other circumstances, states of affairs or condition comprising the subject matter of any Environmental Claim or any part thereof;

(b)	arises from or is increased by any change after Completion of the use of the Property of the Facility (including without limitation any closure or mothballing of the Facility or the Property) (or in each case any part thereof);

(c)	is increased by any redevelopment of the Property or Facility (or in each case any part thereof) or the carrying out of any building, engineering or mining works or operations at the Facility or the Property (or in each case any part thereof) or the demolition of or a substantial alteration to a building or of a structure at the Property after Completion but for the avoidance of doubt except for such Losses which would have arisen if the relevant Environmental Condition had been discovered in the absence of such redevelopment, building, engineering, demolition etc.;

(d)	arises from or is increased by any breach of any applicable provision of this Schedule by any member of the Purchaser’s Group;

(e)	arises from or is increased by the carrying out of any intrusive investigations after Completion other than intrusive investigations carried out to comply with any Environmental Law or any Environmental Approval or are such intrusive investigations that would be carried out by a reasonable and prudent operator;

(f)	arises from or is increased by any change in any Environmental Law after Completion in circumstances where such Losses or increase in Losses would not have arisen under Environmental Laws in force at the date hereof. For the avoidance of doubt the application of the Pollution Prevention and Control Regulations 2000 in the form they are in at the date hereof (but not otherwise) shall not constitute a change in law for the purpose of this paragraph;

(g)	arises from or is increased by any variation or modification to any Environmental Approval (save where such variation or modification directly concerns the remediation of any relevant Environmental Condition and could have been imposed pursuant to Environmental Laws in force at the date hereof) or the application for or the issue of any new Environmental Approval after Completion (except for the application for and first issue of a permit under the Pollution Prevention and Control Regulations 2000); and/or

(h)	arises from or is increased by any amendment or alteration to the Environmental Deed where such Losses or increase in Losses would not have arisen under the Environmental Deed in its form at the date hereof.

3.2	In addition to the Seller’s protections contained in Schedule 3 and subject to paragraph 4.6 of this Schedule, the Seller shall not be liable under paragraph 2 of this Schedule in respect of any Environmental Claim for Remedial Works which exceed (in nature, scope, specification or extent) what is reasonably required by applicable Environmental Laws (and for the avoidance of doubt and without limitation, subject to the limitation on the Seller’s liability in paragraph 3.1(f) of this Schedule).

4.	Environmental Proceedings and Remedial Works

4.1	The Purchaser shall ensure that in relation to any matter, written claim or demand or Purchaser Environmental Proceedings or Landlord’s Action which gives rise or may reasonably give rise to an Environmental Claim by it that neither it, nor any other member of the Purchaser’s Group, nor any person on their behalf shall make any settlement, compromise or admission of liability without the prior written consent of the Seller such consent not to be unreasonably withheld or delayed.

4.2	The Seller shall have conduct of any Purchaser Environmental Proceedings and Landlord’s Action (Proceedings).

4.3	The Purchaser shall have conduct of any Remedial Works whether relating to Proceedings or a Credible Environmental Risk.

4.4	The Seller in its conduct of Proceedings and the Purchaser in its conduct of Remedial Works as the case may be shall ensure that (subject to implementing appropriate arrangements to maintain commercial confidentiality and privilege):

(a)	reasonably frequent and detailed reports shall be provided to the other regarding the progress of the matter;

(b)	copies of all correspondence and documents passing between the parties to any Proceedings shall be provided to the other;

(c)	they consult with the other in relation to the matter and take into account the other’s reasonable concerns provided that the other shall respond promptly to such consultation;

(d)	allow the other person to attend any relevant court, regulatory or other hearing, site visit or meeting; and

(e)	allow the other to participate in discussions with any relevant counsel, consultants or contractors concerning the scope, nature, specification and extent of any Remedial Works as the case may be to be carried out and to attend any meeting with such counsel, consultants or contractors.

4.5	In conducting any Remedial Works pursuant to this Schedule the Purchaser shall:

(a)	obtain the Seller’s prior written consent to the scope, nature, specification and extent of the Remedial Works to be carried out (such consent not to be unreasonably withheld or delayed);

(b)	give the Seller reasonable access to the Property and the Facility so that the Seller can monitor the progress of such Remedial Works;

(c)	not prejudice the conduct of any Environmental Proceedings and comply with the requirements of any relevant judgment, decision or award of any court, arbitrator or other tribunal or settlement agreement; and

(d)	use cost-effective methods for such Remedial Works.

4.6	For the avoidance of doubt, in conducting any Remedial Works the Purchaser shall be entitled to implement or undertake any Remedial Works which exceed (in nature, scope, specification or extent) what is reasonably required by applicable Environmental Laws provided that it shall be responsible for paying for any increased costs and expenses arising from or relating to so doing.

5.	Mitigation

5.1	The Purchaser shall and shall procure that each member of the Purchaser Group shall mitigate its Losses as if a claim under paragraph 2 of this Schedule was a claim for breach of contract rather than indemnification.

5.2	If the Purchaser (whether on behalf of itself or another member of the Purchaser’s Group) is seeking to mitigate its Losses it shall consult with and obtain the Seller’s written consent (such consent not to be unreasonably withheld or delayed) to the nature, scope and extent of such mitigation. Where it is not clear that the mitigation relates to a valid claim, the Seller is entitled to consent in principle to such mitigation pending resolution of the validity of the claim.

6.	Matters Disclosed or Known/Relationship with Warranties

6.1	The covenants under this Schedule shall apply whether or not any Environmental Claim under it relates to any matter disclosed in the Disclosure Letter or the Data Room or was otherwise disclosed or known to the Purchaser or other member of the Purchaser’s Group.

6.2	The Purchaser acknowledges and confirms that no Claim can be brought under the Warranties to the extent that its subject matter falls within the scope of any indemnities contained in this Schedule or the limitation on the total aggregate liability of the Seller contained in paragraph 2.4(a) of Schedule 3.

7.	General Limitations of Liability

For the avoidance of doubt, the provisions of Schedule 3 shall apply to Environmental Claims under this Schedule as provided for in Schedule 3.

8.	Exclusion of Salt Carry Over Issue

The Seller shall not be liable under this Schedule in respect of any Environmental Claim which relates to or concerns dispersion into the Environment of salt from the Facility’s cooling towers.

APPENDIX I

Signed by	)
for and on behalf of	)
CALPINE UK HOLDINGS LIMITED	)

Director

Executed and delivered as a Deed by	)
)
for and on behalf of	)
CALPINE CORPORATION	)

Attorney-in-fact

In the presence of:

Name

Address

Occupation

Executed and delivered as a Deed by	)
)
for and on behalf of	)
QUINTANA CANADA HOLDINGS, LLC	)

Attorney-in-fact

In the presence of:

Name

Address

Occupation

Signed by	)
as attorney for	)
NORMANTRAIL (UK CO 3) LIMITED	)

Attorney

In the presence of:

Name

Address

Occupation

Executed and delivered as a Deed by	)
)
as attorney for	)
INTERNATIONAL POWER PLC	)

Attorney

In the presence of:

Name

Address

Occupation

Executed and delivered as a Deed by	)
)
as attorney for	)
MITSUI & CO., LTD	)

Attorney

In the presence of:

Name

Address

Occupation